UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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NATIONAL SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

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NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Friday, September 24, 2010
10:00 a.m.
Building E
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California 95052

To holders of common stock of National Semiconductor Corporation:

        The 2010 annual meeting of stockholders of National Semiconductor Corporation, a Delaware corporation, will be held on Friday, September 24, 2010 at 10:00 a.m. local time in Building E at National Semiconductor Corporation headquarters located at 2900 Semiconductor Drive, Santa Clara, California 95052, for the following purposes:

  1.
  To elect a Board of Directors consisting of the following nine Directors: William J. Amelio, Steven R. Appleton, Gary P. Arnold, Richard J. Danzig, Robert J. Frankenberg, Donald Macleod, Edward R. McCracken, Roderick C. McGeary and William E. Mitchell;

  2.
  To ratify the appointment of KPMG LLP as the independent auditors of the Company; and

  3.
  To conduct any other business properly raised at the meeting or at any adjournment of the meeting.

        The record date for the meeting is the close of business on July 30, 2010 and only holders of common stock on that date will be entitled to vote at the meeting or at any adjournment of the meeting. All stockholders as of the record date are invited to attend the meeting in person. Any stockholder attending the meeting and entitled to vote may vote in person even if that stockholder previously returned a proxy.

By Order of the Board of Directors

TODD M. DuCHENE Senior Vice President,
August 11, 2010	General Counsel and Secretary

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS: THE PROXY STATEMENT, FORM OF PROXY AND OUR 2010 ANNUAL REPORT TO STOCKHOLDERS (WHICH INCLUDES OUR ANNUAL REPORT ON FORM 10-K) ARE AVAILABLE AT WWW.EDOCUMENTVIEW.COM/NSM. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY VOTE BY TELEPHONE, INTERNET, OR MAIL. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ENSURE A QUORUM AND AVOID ADDED COSTS.

PROXY STATEMENT

NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 24, 2010

 INTERNET AVAILABILITY OF PROXY MATERIALS

        Under rules adopted by the U.S. Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. On August 11, 2010, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

        This process is designed to expedite stockholders' receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email unless you elect otherwise.

        The proxy statement and annual report to stockholders are available on the Internet at www.edocumentview.com/nsm.

 GENERAL INFORMATION

        This proxy statement is provided to you by the Board of Directors of National Semiconductor Corporation (the "Company," "National" "we" "us" or "our"), which is asking for your proxy to be used at the annual meeting of stockholders on September 24, 2010, or at any adjournment of the meeting. Our annual report on Form 10-K, which includes our audited financial statements for the fiscal year ended May 30, 2010, is also provided to you as part of our proxy materials. The report also contains details on our operations and other relevant information. As noted above, the Notice of Internet Availability, sent to stockholders on August 11, 2010, contains instructions on how to access our proxy materials, including the proxy statement and annual report.

Proxy Voting Procedures

        You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for, against or abstain from voting for each of our director candidates. You may also vote for or against the proposal or abstain from voting to ratify the appointment of KPMG LLP as the independent auditors of the Company.

        If your shares are held in your name, you have three ways to vote by proxy:

  •
  Via Internet:  Go to http://www.envisionreports.com/nsm and follow the instructions.

  •
  By Telephone:  Call toll-free 1-800-652-VOTE (8683) and follow the instructions.

  •
  In Writing by Mail:  Complete, sign, date and return your proxy card in the envelope supplied to you with written proxy materials.

        Your proxy card shows all shares registered in your name. If you hold shares through someone else, such as a stockbroker, you may receive material from the brokerage firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

        If you give us your signed proxy, but do not specify how to vote, we will vote your shares in favor of each of our director candidates and in favor of the proposal to ratify the appointment of KPMG LLP as our independent auditors. If any other matters of which we were not notified by May 28, 2010 are properly raised at the meeting, we will vote your shares as determined in management's discretion. At the time this proxy statement was printed, we were not aware of any other matters to be voted upon.

        Each holder of common stock is entitled to one vote for each share held. In order to be elected, each director must receive a majority of votes cast with respect to that director. If the number of nominees exceeds the number of directors to be elected, the directors are elected by the vote of a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is necessary for approval of the proposal to ratify the appointment of the independent auditors. For more information on the outstanding capital stock, quorum and voting procedures, see the section in this proxy statement on Outstanding Capital Stock, Quorum and Voting.

        You may revoke your proxy at any time before it is voted by (1) submitting a new proxy with a later date, including a proxy given via the Internet or by telephone; (2) notifying National's Secretary in writing before the meeting; or (3) voting in person at the meeting.

Solicitation Costs

        We pay the cost of soliciting proxies, including the preparation, printing, assembly and mailing of this proxy statement, the proxy cards and any other information provided to stockholders. Stockholders who own stock through brokers, banks or other nominees, and not directly through ownership of stock certificates, are considered beneficial owners. Proxy solicitation materials will be provided to brokers, banks and nominees to forward to beneficial owners of stock held in their names. National's directors, officers or employees may solicit proxies in person, by telephone, by fax or electronically. We have paid Georgeson Inc., 199 Water Street, New York, New York 10028, a basic retainer fee of $8,500, plus reimbursement of expenses, to help solicit proxies from brokers, banks and nominees. We have also paid Computershare Trust Company, N.A., P.O. Box 43078, Providence, R.I. 02940-3078, a fee of $16,600, plus expenses, for services related to notice and access and to help count proxies.

Attending in Person

        IMPORTANT! Only stockholders of record on July 30, 2010 and invited guests may attend the meeting. If you own your shares directly and are listed as a stockholder of record on July 30, 2010, you will be admitted to the meeting with proof of identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting either a copy of the voting instruction card provided by your nominee or an account statement or other letter from the nominee indicating you were the beneficial owner of the shares on July 30, 2010.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

        Our corporate governance policies, charters for our Audit, Compensation and Governance Committees of our Board of Directors and our Code of Business Conduct and Ethics are available, free of charge, on our website at http://www.national.com/analog/invest. They are also available in print free of charge to any stockholder who requests them. Requests for print copies should be sent to:

Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics, which applies to our non-employee directors and to all of our employees, including our chief executive officer, our chief financial officer and our principal accounting officer. Our Code of Business Conduct and Ethics is available, free of charge, on our website at http://www.national.com/analog/invest.

Meetings

        The Board of Directors held five meetings during the fiscal year ended May 30, 2010 (fiscal 2010). All of the directors attended 75% or more of the meetings of the Board of Directors and the Committees of the Board of Directors on which they served during fiscal 2010.

        The independent directors meet regularly in executive session. In September 2009, the Board of Directors appointed John T. Dickson (replacing Edward R. McCracken) to serve as the Lead Independent Director until the 2010 annual meeting of stockholders and, in that capacity, he coordinates the activities of non-management directors and presides over the executive sessions of the non-management directors. Because Mr. Dickson is not standing for reelection at the 2010 annual meeting of stockholders, a new Lead Independent Director will be appointed to serve following the annual meeting.

        We expect our directors to attend the annual stockholders meeting, it being understood that sometimes a director may have to miss the meeting for a valid reason. All of our then current directors attended our 2009 annual meeting of stockholders.

Director Independence

        New York Stock Exchange rules require a majority of our Board of Directors to be independent of the Company and its management. The Board of Directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances as well as under specific rules established by the New York Stock Exchange. Our Board of Directors has affirmatively determined that all of its members are independent under these rules, except for Donald Macleod, who is an employee of the Company and succeeded Brian L. Halla as Chairman and Chief Executive Officer of the Company. In making these determinations, the Board of Directors reviewed organizations with which each director has an affiliation, including the relationships described below under "Certain Relationships and Related Party Transactions," and examined all facts and circumstances that might bear on the materiality of a director's relationship with the Company.

Certain Relationships and Related Party Transactions

        We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, any transaction determined to be directly or indirectly material to the Company or a related person would be disclosed in this proxy statement. In addition, the Audit Committee is required to review and approve or ratify any related person transaction required to be so disclosed. In accordance with a written policy on related transactions adopted by the Board of Directors, the Audit Committee considers the following in the course of any review and ratification of a disclosable related party transaction:

  a.
  the nature of the related person's interest in the transaction;

  b.
  the material terms of the transaction;

  c.
  the significance of the transaction to the related person;

  d.
  the significance of the transaction to the Company;

  e.
  whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and

  f.
  any other matters the committee deems appropriate.

        During fiscal 2010, there were no related party transactions between the Company and our directors, executive officers or their immediate family members except that (i) the Company and Mr. Halla entered into a Retirement and Consulting Agreement dated as of October 31, 2009 which is described in more detail on pages 40 and 41; (ii) William E. Mitchell, a member of our Board of Directors since April 2010, served as Chairman and Chief Executive Officer of Arrow Electronics, Inc., one of our distributors, retiring as CEO on May 1, 2009 and as executive chairman on December 31, 2009. The Company had net sales to Arrow during fiscal 2010 of $215.8 million, or 15.19% of the Company's sales, and (iii) Mr. Dickson, became Executive Vice President and Head of Operations of Alcatel-Lucent, one of our customers, in May 2010, just prior to the end of our fiscal year. The Company had net sales to Alcatel-Lucent during fiscal 2010 of $3.29 million, or less than 1% of the Company's sales.

The Board's Oversight of Risk

        The Board of Directors is responsible for overseeing the major risks facing the company and reviewing management's proposals for their mitigation. In addition, the board has delegated oversight of certain categories of risk to the Audit, Compensation and Governance Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control, and report such exposures. The Compensation Committee oversees management of risks relating to the Company's compensation plans and programs. The Governance Committee manages risks associated with board governance, director independence and conflicts of interests. In performing their oversight responsibilities, the board and the Audit Committee periodically discuss with management the policies with respect to risk assessment and risk management. The Audit, Compensation and Governance Committees report to the board regularly on matters relating to the specific areas of risk the committees oversee.

Risk Considerations in our Compensation Programs

        Company management and the Compensation Committee's compensation consultant, Frederic W. Cook & Co. Inc., reviewed our compensation policies and practices for all employees, including executive officers. As part of the risk assessment, management and the Compensation Committee's Compensation Consultant reviewed our compensation programs and determined that our programs described at pages 21-46 contain a balance of short and long-term goals and awards as well as a mix of cash and equity. The Compensation Consultant also reviewed the performance metrics generally applied, the balance between Company performance goals and individual performance, vesting schedules, stock ownership guidelines, performance appraisals, historical performance and payout comparison. Based on this review the Company concluded that the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Leadership Structure

        Our Chief Executive Officer, Donald Macleod, also serves as our Chairman of the Board of Directors. The Company has no fixed policy on whether the roles of chairman and chief executive officer should be separate or combined. This decision is based on the best interests of the Company and its stockholders under the circumstances existing at the time. The Board believes that Mr. Macleod is currently best qualified to develop agendas that ensure that the Board's time and attention are focused on the matters most critical to the Company. The Board also believes that the composition of the Board, its familiarity with the Company and management, the recent change to senior Company management, the performance of the Company with respect to governance issues and the existence of a Lead Independent Director adequately ensures the independence of the Board and the satisfactory adherence to applicable governance principles.

        Our Lead Independent Director is chosen by the independent directors for the purpose of presiding over the meetings of the independent directors, held at least quarterly, acting as a liaison between the Board and the Chief Executive Officer (although active, candid and current interaction between each member of the Board and management is encouraged), advising management as to board agendas, meeting topics and informational needs.

Board of Directors Committees

        We have three standing Board committees: Audit, Compensation, and Governance. More information on each committee is presented below:

  •
  Audit Committee

        The Audit Committee assists the Board of Directors in its oversight of the integrity of Company's financial systems, including the Company's accounting, auditing, and financial reporting and disclosure processes, internal controls over financial reporting and internal control systems. The Audit Committee meets with management and our independent and internal auditors to consider the adequacy of the Company's internal controls and other financial reporting and disclosure matters. The Audit Committee is directly responsible for the engagement of, including the appointment, compensation, retention and oversight of the work of, the Company's independent auditors, and the independent auditors report directly to the Audit Committee. The Audit Committee discusses with the independent auditors its audit procedures, including the proposed scope of its audit and the audit results and, in connection with determining its independence, reviews the services performed by the independent auditors. Mr. McGeary is Chairman of the Audit Committee, and the other members are Mr. Arnold, Mr. Danzig and Mr. Dickson (who is not standing for reelection to the Board of Directors at the 2010 annual meeting of stockholders). For fiscal 2010, our Board of Directors determined that all members of the Audit Committee satisfied both New York Stock Exchange and SEC standards for independence and were considered to be financially literate, and that each of the members qualified as an "audit committee financial expert" under the rules of both the SEC and the New York Stock Exchange. The Audit Committee held eight meetings during fiscal 2010. The Audit Committee Charter can be found on our website at http://www.national.com/analog/invest.

        We have instituted procedures for employees to submit, anonymously and confidentially, concerns regarding accounting or auditing matters and other legal compliance concerns. These procedures are outlined in our Code of Business Conduct and Ethics, which is available on our website at http://www.national.com/analog/invest.

  •
  Compensation Committee

        The Compensation Committee is responsible for reviewing and evaluating compensation programs and plans, establishing and administering compensation policies and executive pay programs for the executive officers, including setting compensation, base salary, and incentive awards, and administering stock compensation plans. A narrative description of processes and procedures used in the determination of executive compensation can be found in the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee is also responsible for recommending amendments to the stock compensation plans and certain other compensation plans and, in some cases, amending these plans. Mr. Frankenberg is Chairman of the Compensation Committee and the other members are Mr. Appleton, Mr. McCracken and Dr. Maidique (who is not standing for reelection to the Board of Directors at the 2010 annual meeting of stockholders). The Board of Directors has determined that all members of the Compensation Committee met the independence standards set by the SEC and the New York Stock Exchange. The Compensation Committee met six times during fiscal 2010. The Compensation Committee Charter can be found on our website at http://www.national.com/analog/invest.

  •
  Governance Committee

        The Governance Committee recommends director candidates, reviews corporate governance policies and procedures, reviews non-employee director compensation, reviews the general responsibilities and functions of the Board of Directors and oversees the evaluation of the Board of Directors. Mr. Appleton is Chairman of the Governance Committee, and the other members are Mr. Amelio (since July 12, 2010), Mr. Arnold, Mr. Danzig, Mr. Frankenberg, Mr. McCracken, Mr. McGeary, Mr. Mitchell (since July 12, 2010), Dr. Maidique and Mr. Dickson (Dr. Maidique and Mr. Dickson are not standing for reelection to the Board of Directors at the 2010 annual meeting of stockholders). The Board of Directors has determined that all members of the Governance Committee met the independence standards set by the New York Stock Exchange. This committee met four times during fiscal 2010. The Governance Committee Charter is available on our website at http://www.national.com/analog/invest.

Stock Ownership Requirements

        We have stock ownership guidelines for directors to ensure that they have a meaningful economic stake in the Company. The Governance Committee reviews the guidelines regularly. At the end of fiscal 2010, each director was in compliance with the guidelines.

Stockholder Recommendations for Director Candidates

        The Governance Committee will consider director candidates recommended by stockholders of the Company. Any stockholder who wishes to recommend for Governance Committee consideration a prospective nominee to the Board of Directors of the Company can write the Chairman of the Governance Committee, c/o Donald Macleod, Chairman and CEO, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95052-8090. Recommendations will be referred to the Governance Committee. Any formal nominations of director candidates must be addressed to the Secretary of National Semiconductor Corporation at P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-135, Santa Clara, CA 95052-8090, and must also comply with the applicable provisions of National's By-Laws.

        The Governance Committee evaluates candidates, whether or not recommended by stockholders, with a goal of bringing to the Board of Directors the best qualified individuals. Evaluation criteria considered include: education, reputation, background and experience; familiarity with National, the semiconductor industry, technology, distribution, manufacturing, sales and marketing, finance and international business matters; and willingness to devote the time required to serve on the Board of Directors, including attending meetings, reviewing meeting materials in advance and serving all Board of Directors functions in a professional manner. One or more of these factors may be given more weight in a particular case and no single factor will be viewed as determinative. The Governance Committee does not have a policy with respect to the consideration of diversity but believes in the benefits of board members having multiple viewpoints and experience related to the Company's operations. The Governance Committee may use professional recruiters to identify candidates and, in addition to evaluating candidates recommended by stockholders, considers recommendations from other Board of Directors members, personal contacts and industry sources. In April 2010, our Board of Directors appointed William J. Amelio and William E. Mitchell to serve as directors until the 2010 meeting of stockholders. Each of Messrs. Amelio and Mitchell was identified to the Governance

Committee by Egon Zehnder International, a third party search firm to whom the Company paid aggregate fees and expenses of $170,092.

        Directors who retire from or change the position held upon initial appointment to the Board of Directors are required to submit a letter of resignation to the Company that the Governance Committee reviews for continued appropriateness of Board of Directors membership and recommendations to the full Board of Directors as to whether the resignation should be accepted. A majority of the Board of Directors (the affected director not participating) determines whether the resignation is accepted.

Communications with the Board of Directors

        Stockholders and interested parties may communicate with the Board of Directors, its Committees, and the non-management directors as a group regarding any matter by addressing communications to the Lead Independent Director, c/o Donald Macleod, Chairman and CEO, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95052-8090. All communications from stockholders should identify the amount and nature of the stockholder's ownership of National stock.

Compensation Committee Interlocks and Insider Participation

        As noted above, the members of the Compensation Committee are Mr. Frankenberg, Mr. Appleton, Dr. Maidique and Mr. McCracken. We do not have any Compensation Committee interlocks or insider participation we are required to report under SEC rules.

Director Compensation

        We pay directors who are not employees of National an annual fee of $50,000, plus fees of $1,500 for each Audit, Compensation and Governance Committee meeting attended. We pay the Lead Independent Director, the Chairman of the Governance Committee and the Chairman of the Compensation Committee each an additional annual fee of $7,500, while the Chairman of the Audit Committee receives an additional annual fee of $12,500. Directors who are not employees are also reimbursed for actual expenses incurred on behalf of the Company. The annual and meeting fees appear in the Director Compensation Table under "Fees Earned or Paid in Cash"; totals in this column include the value of annual fees that the director elected to take in stock. Directors who are employees of National are not compensated for their services as directors.

        We also pay a portion of director compensation in stock. Under the terms of the stockholder-approved National Semiconductor Corporation Director Stock Plan, as amended and restated effective August 13, 2005, which we refer to as the Director Stock Plan, each non-employee director receives 12,000 shares of stock when first elected or appointed to the Board of Directors and an additional 12,000 shares on the date of each subsequent re-election by the stockholders. Non-employee directors may also elect to take their annual retainer fee in stock. Restrictions on the stock issued in lieu of the annual retainer fee expire six months after issuance. Restrictions on the 12,000 shares issued at appointment, election or subsequent reelection automatically expire thirty-six months after issuance. During fiscal 2010, a total of 139,102 shares were issued to non-employee directors under the Director Stock Plan. The grant date fair value of shares issued during the 2010 fiscal year pursuant to the Director Stock Plan is shown in the Director Compensation Table under "Stock Awards." Dividends paid on shares issued under the Director Stock Plan that were subject to forfeiture at the time the dividend was paid are shown in the Director Compensation Table under "All Other Compensation."

 Director Compensation

        Below is a table showing the compensation received by our non-employee directors during fiscal 2010:

Name	Fees Earned or Paid in Cash($)(1)		Stock Awards($)(2)(3)		All Other Compensation (4)($)	Total ($)
William J. Amelio	$50,000	(5)	$238,030		$0	$288,030
Steven R. Appleton	72,500		$232,567		12,148	317,215
Gary P. Arnold	68,000		$175,080		11,520	254,600
Richard J. Danzig	68,000		$175,080		11,520	254,600
John T. Dickson	76,750		$175,080		11,520	263,350
Robert J. Frankenberg	72,500		$175,080		11,520	259,100
Modesto A. Maidique	65,000		$175,080		11,520	237,600
Edward R. McCracken	51,000		$175,080		11,520	251,600
Roderick C. McGeary	75,875		$329,760	(6)	4,800	410,435
William E. Mitchell(7)	6,528		$188,040		0	194,568

(1)
Includes annual retainer fees, committee chairmanship fees and meeting fees, including fees paid at the election of a director in Company stock pursuant to the Director Stock Plan. The number of shares issued in lieu of the retainer fees and committee chairmanship fees were: Mr. Amelio: 3,178 shares having a fair market value per share of $15.73 on April 16, 2010 (the date of issuance); and Mr. Appleton: 3,924 shares having a fair market value of $14.65 per share on September 25, 2009 (the date of issuance).

(2)
Represents the grant date fair value determined in accordance with FASB ASC Topic 718 of shares issued under the Director Stock Plan during the fiscal year. Amounts vary depending on the date of issuance and whether the director has elected to take annual retainer fees in stock and do not reflect the actual amount that will be paid to or received by the director. Restrictions on the stock awards expire either 6 or 36 months after issuance depending on whether issued in lieu of the annual director fee or as part of the annual stock award, respectively.

(3)
Aggregate number of shares issued under the Director Stock Plan that are still subject to restriction at the end of fiscal 2010 (includes shares issued in prior fiscal years that are still subject to restriction at fiscal year end): Mr. Amelio: 15,178: Mr. Appleton: 36,000; Mr. Arnold: 36,000; Mr. Danzig: 36,000; Mr. Dickson: 36,000; Mr. Frankenberg: 36,000; Dr. Maidique: 36,000; Mr. McCracken: 36,000; Mr. McGeary: 24,000; and Mr. Mitchell: 12,000.

Aggregate number of options held by each of the directors at fiscal year end: Mr. Amelio: 0; Mr. Appleton: 30,000; Mr. Arnold: 0; Mr. Danzig: 90,000; Mr. Dickson: 0; Mr. Frankenberg: 90,000; Dr. Maidique: 0; Mr. McCracken: 50,000; Mr. McGeary: 0; and Mr. Mitchell: 0. We ceased granting options to directors in fiscal 2006.

(4)
This column represents dividends paid on shares issued under the Director Stock Plan, including shares issued in prior fiscal years that are subject to restriction at the time the dividend was paid during fiscal 2010. Dividends are not factored into the calculation of grant date fair value of shares issued under the Director Stock Plan. The incremental cost to the Company of perquisites in fiscal 2010 for each of the directors did not exceed $10,000.

(5)
Mr. Amelio was appointed to the Company's Board of Directors on April 16, 2010 and chose to take his retainer fees in stock under the Director Stock Plan.

(6)
Consists of the sum of $154,680 (the grant date fair value of shares issued under the Director Stock Plan at the time of Mr. McGeary's appointment in July 2009) and $175,080 (the grant date fair value of shares issued as part the annual stock award in September 2009).

(7)
Mr. Mitchell was appointed to the Company's Board of Directors on April 16, 2010.

Director Retirement and Termination Benefits

        Except as described below, we do not have any director termination or retirement benefits.

        In 1994, the Board of Directors adopted a policy providing for a retirement benefit for directors consisting of the payment of the annual retainer fee (currently $50,000 per year) for a period of one half of the number of years the director served on the Board of Directors, with these payments limited to a maximum of twelve years. The retirement benefit has been terminated and no current directors other than Mr. Arnold are eligible to receive retirement benefits upon retirement, although we are currently paying retirement benefits to three retired directors.

        Upon a termination of service as a director by reason of death, disability or retirement, the restrictions on the shares issued to directors under the Director Stock Plan expire provided the director has completed a minimum of six months of service. Directors are eligible for these retirement provisions once they have either completed at least five years of service or have reached the mandatory retirement age of 70.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as persons owning over 10% of our stock, to file reports of ownership and changes in ownership of National stock with the SEC. Copies of these reports must also be provided to us. Based upon our review of the copies of these reports provided to us, and written representations that no other reports were required to be filed, we believe that all reporting requirements under Section 16(a) for executive officers, directors and those stockholders owning over 10% of the common stock were complied with during fiscal 2010.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors has provided the following report:

        The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company's financial systems, including the Company's accounting, auditing, and financial reporting and disclosure processes, internal controls over financial reporting and internal control systems. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors; oversees the Company's internal audit function and the Company's compliance with legal and regulatory requirements; establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and otherwise discharges Audit Committee functions imposed by regulatory requirements. The Audit Committee specifically approves all audit and non-audit services performed by the independent auditor. The Committee's responsibilities are more fully described in its Charter which is available on the Company's website at http://www.national.com/analog/invest. As required by the Audit Committee Charter, the Committee reviews and assesses the adequacy of its Charter on an annual basis.

        During fiscal 2010, the Audit Committee was composed of four non-employee members, each of whom is independent of the Company, as defined under the New York Stock Exchange listing standards. The Audit Committee also includes at least one independent director who is determined by the Board of Directors to have the qualifications of an "Audit Committee financial expert" in accordance with SEC rules. During fiscal 2010, Messrs. Arnold, Dickson, Danzig and McGeary were designated by the Board of Directors as Audit Committee financial experts.

        The Audit Committee held eight meetings during fiscal 2010.

        Management is responsible for the preparation, integrity, objectivity and public reporting of the Company's consolidated financial statements. It also has responsibility for maintaining accounting and financial reporting principles and internal controls and procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the fairness and conformity of those financial statements to generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting. KPMG LLP will also express its own opinion on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee those processes. As required by the Audit Committee Charter, the Audit Committee has:

  •
  reviewed and discussed the audited consolidated financial statements and internal controls over financial reporting with management;

  •
  discussed with KPMG LLP the results of its integrated audit, including the matters required to be discussed by Statement on Auditing Standards No. 114 ("The Auditor's Communication with Those Charged with Governance");

  •
  received the written disclosures and the letter from KPMG LLP regarding auditor independence required by PCAOB Rule 3526 ("Communications with Audit Committees Concerning Independence");

  •
  discussed with KPMG LLP the accounting firm's independence from the Company; and

  •
  considered whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining the accounting firm's independence from the Company.

        Based on its review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended May 30, 2010. The Audit Committee has also approved, subject to ratification by the stockholders, the reappointment of KPMG LLP as our independent auditors for the fiscal year ending May 29, 2011.

Roderick C. McGeary—Chairman
Gary P. Arnold	Richard J. Danzig	John T. Dickson

 SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the number of shares of National common stock (our only class of equity securities outstanding) beneficially owned as of July 30, 2010 by each director, each executive officer named in the Summary Compensation Table on page 33, and by all directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
William J. Amelio(1)	15,178		*
Steven R. Appleton	84,198	(2)	*
Gary P. Arnold	60,000		*
Richard J. Danzig	169,021	(3)	*
John T. Dickson	62,060		*
Robert J. Frankenberg	175,111	(4)	*
Modesto A. Maidique	44,024		*
Edward R. McCracken	230,551	(5)	*
Roderick C. McGeary	24,000		*
William E. Mitchell(1)	12,000		*
Brian L. Halla	4,905,465	(6)	2.01%
Donald Macleod	2,103,665	(7)	*
Lewis Chew	1,144,272	(8)	*
Todd M. DuChene	23,333	(9)	*
Detlev Kunz	499,859	(10)	*
All directors and executive officers as a group (20 people)	10,494,728	(11)	4.25%

*
Less than 1 percent.

(1)
Appointed to the Company's Board of Directors on April 16, 2010.

(2)
Includes 30,000 shares which Mr. Appleton has the right to acquire within 60 days through the exercise of stock options.

(3)
Includes 90,000 shares which Mr. Danzig has the right to acquire within 60 days through the exercise of stock options.

(4)
Includes 90,000 shares which Mr. Frankenberg has the right to acquire within 60 days through the exercise of stock options.

(5)
Includes 50,000 shares which Mr. McCracken has the right to acquire within 60 days through the exercise of stock options.

(6)
Includes 717 shares owned by a trust of which Mr. Halla is a beneficiary, 100,000 shares held by Mr. Halla's spouse, 100,000 shares held in a grantor retained annuity trust of which Mr. Halla is beneficiary, 328,915 shares held directly and 4,375,833 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

(7)
Includes 2,515 shares held by a trust of which Mr. Macleod is a beneficiary, 256,566 shares held directly and 1,844,583 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

(8)
Includes 533 shares held by a trust of which Mr. Chew is a beneficiary, 103,241 shares held directly and 1,040,498 shares which Mr. Chew has the right to acquire within 60 days through the exercise of stock options.

(9)
Includes 23,333 shares which Mr. DuChene has the right to acquire within 60 days through the exercise of stock options.

(10)
Includes 105 shares held by a trust of which Mr. Kunz is a beneficiary, 43,088 shares held directly and 456,666 shares which Mr. Kunz has the right to acquire within 60 days through the exercise of stock options.

(11)
Includes 100,000 shares owned by spouses, 296,957 shares owned by trusts of which the officer and/or director is a beneficiary and 8,764,015 shares which can be acquired within 60 days through the exercise of stock options.

        None of the shares owned by our directors and executive officers are pledged as security for any purpose.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

        Our Board of Directors currently consists of eleven members. Two of our existing members will not stand for reelection at the 2010 Annual Meeting: Modesto A. Maidique has reached the mandatory retirement age of 70 and is ineligible to serve as a director, and John T. Dickson is not standing for reelection because of his recent employment and other commitments. Our Board of Directors has reduced the size of the Board to nine effective as of the Annual Meeting and nominated the following nine director candidates: Donald Macleod, William J. Amelio, Steven R. Appleton, Gary P. Arnold, Richard J. Danzig, Robert J. Frankenberg, Edward R. McCracken, Roderick C. McGeary and William E. Mitchell. Personal information on each of our director candidates is provided below. All of our nominees currently serve as directors. None of our directors, except Donald Macleod, are employed by National. Each director is elected for a one-year term. Directors cannot stand for reelection after they have reached age 70. If a director nominee becomes unavailable before the meeting, your proxy authorizes the persons named as proxies to vote for a replacement nominee. We do not expect any nominee to be unable or unwilling to serve as a director.

        The following table provides information about each nominee:

Name	Age*	Principal Occupation and Business Experience	Director Since
Donald Macleod	61	Mr. Macleod has been Chairman of the Board of the Company since May 31, 2010 and Chief Executive Officer since November 30, 2009. Mr. Macleod served as President and Chief Operating Officer from June 2005 until he was named as Chief Executive Officer. From February 1978 to June 2005, Mr. Macleod held positions as Chief Operating Officer; Executive Vice President, Finance and Chief Financial Officer; Senior Vice President, Finance and Chief Financial Officer; Vice President and General Manager, Volume Products—Europe and Director of Finance and Management Services—Europe. Mr. Macleod is also a director of Avago Technologies Limited.

		Mr. Macleod's more than 30 years of experience with the Company at all levels of management provides extensive expertise in the Company's operations, business, financial controls, customers and strategy.	2009
William J. Amelio	52
Mr. Amelio is currently a member of the Daylight Partners group of investors. From 2005-2009, Mr. Amelio served as Lenovo's President and Chief Executive Officer. From 2001 to 2005, he was Regional Senior Vice President and President, Asia-Pacific and Japan for Dell Corporation and previously held senior leadership positions with NCR, Honeywell, AlliedSignal and IBM.

		Mr. Amelio's experience as president and chief executive officer of a leading global technology business provides expertise in technology, international business operations, particularly in Asia, corporate leadership and management. As a recently appointed director, Mr. Amelio is expected to provide fresh perspective and insight to the Board's oversight of the Company's operations.	2010

Name	Age*	Principal Occupation and Business Experience	Director Since
Steven R. Appleton	50	Mr. Appleton is Chairman of the Board and Chief Executive Officer of Micron Technology, Inc. From 1994 until 2007, he also served as President of Micron. Micron is a leading worldwide provider of semiconductor memory solutions for computer and computer-peripheral manufacturing, consumer electronics, CAD/CAM, office automation, telecommunications, networking, data processing, and graphics display. Mr. Appleton is a director of Micron Technology, Inc.

		Mr. Appleton's experience as chairman and chief executive officer of a leading technology company provides expertise in corporate leadership, strategy, technology, operations, finance and corporate development.	2001
Gary P. Arnold	69
Mr. Arnold was Chairman, President and Chief Executive Officer of Analogy, Inc., a supplier of product design and simulation software, from 1993 (appointed Chairman in 1994) until 2000. Prior to that, Mr. Arnold was Vice President and Chief Financial Officer of Tektronix, Inc. He served as Vice President, Finance and Chief Financial Officer of National from 1983 to 1990. Mr. Arnold is a director of Orchids Paper Products Company, Gulfstream International Group, Inc. and the privately held Fab-Tech Incorporated. Mr. Arnold also previously served as a director of Telenetics Corporation.

		Mr. Arnold's experience as chairman, president and chief executive officer of various technology companies, his management experience with the Company and his significant board experience provides expertise in technology, finance, corporate leadership, business operations, strategy, governance, financial reporting, investor relations, business planning and board best practices.	1989

Name	Age*	Principal Occupation and Business Experience	Director Since
Richard J. Danzig	65	Mr. Danzig is a consultant to the U.S. government on biological terrorism and Chairman of the Board of Directors of the Center for New American Security, a Senior Advisor at the Center for Strategic and International Studies and a Senior Fellow at the Center for Naval Analyses. He is also a Director of the RAND Corporation, a member of the Department of Defense Policy board, the U.S. Military European Command Advisory board, and a consultant to the U.S. government on national security issues. He served as Secretary of the Navy from November 1998 to January 2001 and was Undersecretary of the Navy from November 1993 to May 1997. He previously served on our Board of Directors from 1987 to 1993 while he was a partner at the law firm of Latham & Watkins. Mr. Danzig is a director of Human Genome Sciences, Inc. and the privately held Saffron Hill Ventures.

		Mr. Danzig's experience in government and as a practicing lawyer and his other board experience provides expertise in governmental affairs, management, operations, leadership, strategy, governance and international business and relations.	2001
Robert J. Frankenberg	63
Mr. Frankenberg is owner of NetVentures, a management consulting firm. From December 1999 to July 2006, Mr. Frankenberg served as Chairman and acting CEO of Kinzan, Inc. and prior to that from May 1997 to July 2000 as Chairman, President and CEO of Encanto Networks, Inc. and from April 1994 to August 1996 as Chairman, President and Chief Executive Officer of Novell, Inc. Prior to Novell, he was Vice President and General Manager of Hewlett Packard's personal computer business. Mr. Frankenberg is a director of Nuance Communications, Inc. Previously, Mr. Frankenberg served as a director of Electroglas, Inc., Extended Systems Incorporated, Scan Soft, Inc., and Secure Computing Inc.

		Mr. Frankenberg's experience as chairman, president and chief executive officer of numerous technology companies and his significant board experience (both with the Company and elsewhere) provides expertise in technology, business operations, corporate development, strategy, financial reporting, governance and board best practices.	1999

Name	Age*	Principal Occupation and Business Experience	Director Since
Edward R. McCracken	66	Mr. McCracken retired as Chairman and Chief Executive Officer of Silicon Graphics, Inc. in 1998. He was previously employed by Hewlett-Packard Co. for 16 years. Mr. McCracken's experience as chairman and chief executive officer of a technology company as well as his service on National's Board (including as lead director) provides expertise in technology, business operations, corporate leadership, director independence and corporate governance and management.	1995
Roderick C. McGeary	60
Mr. McGeary has served as Chairman of the Board of BearingPoint, Inc. from November 2004 to December 31, 2008. From November 2004 to March 2005, he also served as interim Chief Executive Officer of BearingPoint, Inc. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant. On February 27, 2009 BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and was discharged from bankruptcy on December 31, 2009. Mr. McGeary also currently serves on the Board of Directors of Cisco Systems, Inc. and Dionex Corporation. Previously, Mr. McGeary served on the boards of BroadVision, Inc., GoRemote, Inc. and Evident Software, Inc.

		Mr. McGeary's experience as chairman and chief executive officer of several companies and as a practicing accountant provides expertise in management, financial reporting, auditing, financial controls, corporate governance, business operations, technology, corporate development and board best practices. As a recently appointed director, Mr. McGeary has provided fresh perspective and insight to the Board's oversight of the Company's operations.	2009

Name	Age*	Principal Occupation and Business Experience	Director Since
William E. Mitchell	66	Mr. Mitchell is the managing partner of Sequel Capital Management, LLC. Prior to that, Mr. Mitchell served as the Chairman of the Board of Directors of Arrow Electronics, Inc. from May 2006 until December 31, 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Prior to that, from 1999 to 2003 Mr. Mitchell was Executive Vice President, Solectron Global Services and prior to that from 1995 to 1999 was Chairman, President and Chief Executive Officer of Sequel, Inc. until its acquisition by Solectron. Mr. Mitchell also serves on the Board of Directors of Brown-Forman Corporation, Humana, Inc. and Rogers Corporation.

		Mr. Mitchell's experience as president and chief executive officer of a global distribution company provides expertise in global distribution of semiconductors, international business operations, corporate leadership and management, technology and board best practices. As a recently appointed director, Mr. Mitchell is expected to provide fresh perspective and insight to the Board's oversight of the Company's operations.	2010

*
Age as of the date of this Proxy Statement.

        There are no family relationships between any director or executive officer of the Company.

        As noted above Modesto A. Maidique is retiring from the Board at the time of the Annual Meeting. Mr. Halla retired from the Company on May 30, 2010 and Mr. Dickson elected not to stand for reelection at the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THESE NOMINEES AS DIRECTORS. IN ORDER TO BE ELECTED, EACH DIRECTOR MUST RECEIVE A MAJORITY OF VOTES CAST WITH RESPECT TO THAT DIRECTOR.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

        Unless you indicate otherwise, your proxy will be voted FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending May 29, 2011 (fiscal 2011). The Audit Committee has reappointed KPMG LLP as our independent auditors and has recommended that the appointment be ratified by stockholders. KPMG LLP has been our independent auditor since we were incorporated in 1959 and has offices or affiliates in most localities throughout the world where we have operations.

        The Audit Committee meets with KPMG LLP several times a year. At these meetings, the Committee reviews audit and non-audit services performed by KPMG LLP, as well as the fees charged for these services. Among other things, the Committee examines the effect that the performance of non-audit services may have on the independence of the auditors. Additional information concerning the Audit Committee and its activities can be found in sections of this proxy statement titled "Corporate Governance, Board of Directors Meetings and Committees" and "Report of the Audit Committee." A copy of the Audit Committee Charter can be found on our website at http://www.national.com/analog/invest.

        A representative of KPMG LLP is expected to attend the meeting and will be available to answer stockholders' questions and have the opportunity to make a statement if he or she wishes to do so.

Fees Paid to KPMG LLP

        The following table sets forth the fees paid or accrued for audit and other services provided by KPMG LLP during the last two fiscal years:

Fee Type	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$2,501,000	$2,615,000
Audit-Related Fees(2)	17,000	16,000
Tax Fees(3)	359,000	211,000
All Other Fees(4)	2,000	2,000

Total Fees	$2,879,000	$2,844,000

(1)
Includes fees billed for professional services rendered in connection with the audit of the annual financial statements, audit of internal control over financial reporting, review of financial statements included in the 10-Q filings, and for services provided for statutory and regulatory filings or engagements for those fiscal years.

(2)
Includes fees billed for assurance and audit related services.

(3)
Includes fees billed for international tax compliance, tax advice, and tax planning.

(4)
Consists of fees for the license of tax compliance software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        The Audit Committee Charter requires the Audit Committee to pre-approve audit services and permitted non-audit services rendered by the independent auditors. The Audit Committee Charter allows the Audit Committee to delegate pre-approval authorization to the Audit Committee Chairman, who must present any such authorization to the full Committee at the next Committee meeting. During fiscal 2010, all audit and permissible non-audit services were approved in accordance with the requirements of the Audit Committee Charter.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2011. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED "FOR" RATIFICATION. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Summary

        This Compensation Discussion and Analysis provides an overview of the Company's compensation policies with respect to the compensation paid for the 2010 fiscal year to each of the executives of National Semiconductor listed in the Summary Compensation Table, which appears on page 33.

        The Compensation Committee determines each element of compensation paid to the CEO and approves all compensation paid to the Company's other executive officers.

        During fiscal 2010, on November 30, 2009, the Company's then current chief executive officer, Brian L. Halla, retired and was replaced as chief executive officer by Donald Macleod, the Company's current Chief Executive Officer. The data and discussion below details determinations made with respect to Mr. Halla at the start of fiscal 2010 and for Mr. Macleod, first as president and chief operating officer and then again in November 2009 at the time of his appointment as Chief Executive Officer.

        The members of the Compensation Committee are selected by the Board of Directors. The members of the Compensation Committee for fiscal 2010 were Messrs. Frankenberg (Committee chair), Appleton, Maidique and McCracken. None of the Compensation Committee members has any interlocking relationships and each member is independent and qualifies as an "outside director" under Section 162(m) of the Internal Revenue Code.

        The Compensation Committee oversees an executive compensation program designed to attract and retain talented executives in a cost effective manner. The Compensation Committee considers a wide range of technology companies with which the Company competes for talent, and also considers National's pay-for-performance philosophy. This approach ensures that a significant amount of executives' compensation is "at risk" and earned through superior company performance.

        In determining the compensation to be paid to National's executive officers, the Compensation Committee is guided by the following principles:

  •
  Pay for performance, structuring compensation so that high performing individuals are able to earn total compensation commensurate with Company performance relative to its company peers and with individual executive performance relative to executive peers, respectively;

  •
  Pay competitively, by establishing moderately attractive base salaries and comparable at market benefit plans with opportunities to achieve additional performance driven compensation at or near the 75th percentile for comparable companies for superior performance; and

  •
  Align compensation with stockholders' interests through the use of stock options and performance share units as a significant portion of total compensation.

The executive compensation program consists of the following elements applicable to all executives:

Element	Description or role of element
Base salary	Fixed level of compensation for day-to-day responsibilities and achieving target goals and objectives
Executive Officer Incentive Plan	Annual cash incentive which is earned for achieving goals and objectives identified by the Compensation Committee
Long-term incentives

Equity awards designed to bridge short and long term goals and objectives and further align executive behavior and shareholder interests by rewarding executives for performance that results in increases in Company stock price

• Stock options	Each aligns executive behavior with shareholder interests
• Performance share units	Units convert to equivalent number of shares if performance goals are achieved
Benefits	Except as referenced below, executives participate in Company-wide benefit programs. Executives may choose to defer a portion of salary and annual incentive bonus under a deferred compensation program
Change-of-control	Provides incentive to executives to facilitate extraordinary opportunities to maximize shareholder value

How compensation determinations are made

        The Compensation Committee annually reviews market trends in compensation, including the practices of identified competitors, and the alignment of the compensation program with the Company's strategy. Specifically, for executive officers, the Compensation Committee:

  •
  establishes and approves target compensation levels for each executive officer;

  •
  approves individual executive and Company performance measures and goals;

  •
  determines the mix between cash and stock, short-term and long-term incentives and benefits;

  •
  verifies the achievement of previously established performance goals; and

  •
  approves the resulting cash or equity awards to executives.

        In making determinations about total compensation for executives, the Compensation Committee takes into account a number of factors: the competitive market; Company performance; shareholder dilution; the particular executive's role, responsibilities, experience, and performance; Company need; and retention. The Compensation Committee also considers other equitable factors such as the role, contribution and performance of an individual executive relative to the executive's peers at the Company. The Compensation Committee does not assign specific weights to these factors, but rather makes a subjective judgment taking all of these factors into account. However, during the last fiscal year the Compensation Committee paid special consideration to issues of retention and the impact of the global economy on the Company's business.

        Each year, the Compensation Committee reviews the compensation of the CEO and conducts a performance assessment of the CEO. This assessment is presented to the full Board of Directors in executive session and is considered by the Compensation Committee along with market and other factors highlighted above to determine the CEO's compensation.

        Each year, the CEO makes compensation recommendations for all other executives and presents the Compensation Committee with his evaluation of the performance, development and potential future role for each executive. In determining an executive's individual performance, the Compensation Committee discusses the CEO's assessment and recommendations in addition to their own experience with the executive.

        The Compensation Committee also utilizes the services of a compensation consultant, Frederic W. Cook & Co., Inc., as discussed more fully below under "Compensation Consultant."

Pay for performance

        The Company's compensation philosophy is to, wherever practicable, link pay to performance and to emphasize performance-based incentives. To date, the Compensation Committee believes executive compensation has been commensurate with Company performance. Since fiscal 2005, the Compensation Committee has used return on invested capital (ROIC) as a performance metric for performance share units (as described below) granted to executives. From fiscal 2005 through fiscal 2008, the Company significantly outperformed the S&P 500 median by achieving ROIC in excess of 20%. During fiscal 2009, the global economic crisis and the devaluation of world equity markets and evaporation of consumer demand and the Company's response to preserve and continue to generate cash and maintain positive earnings per share while investing in initiatives designed to enable the Company to take advantage of growth opportunities as the global economic environment improved resulted in the Company's ROIC metrics to not be met (and incentive payouts eliminated accordingly). For fiscal 2010 ROIC metrics were established to incentivize improvement in ROIC and eventually return ROIC performance to historic levels in excess of 20%.

Market comparison

        The Compensation Committee generally evaluates target total compensation for executives against the total compensation paid by competitive companies for like positions at between the 50th and 75th percentile of the competitive market. The Compensation Committee believes that the 50th - 75th percentile is a relevant reference in light of Company size, complexity, organizational structure, performance and retention needs.

        For fiscal 2010, however, the Compensation Committee determined that retention concerns and market conditions required greater emphasis on long-term retention incentives tied to Company and Company stock performance which increased total target compensation for executives above the 50th - 75th percentile (where additional amounts would only be paid, however, if Company stock price or performance significantly improved).

        The chart below shows the total compensation amounts attributable to the 50th - 75th percentile market reference point for each individual executive identified in the Summary Compensation Table as well as that executive's total target compensation established by the Compensation Committee for fiscal 2010:

Executive	Market 50th Percentile	Market 75th Percentile	Fiscal 2010 Target Total Compensation	Fiscal 2010 Actual Compensation(1)
Mr. Halla(2)	$4,436,000	$5,657,000	$8,350,000	$10,061,095
Mr. Macleod(3)	3,256,000	3,968,000	5,950,000	NA
Mr. Macleod(4)	7,372,000	10,076,000	12,741,311	13,771,697
Mr. Chew	1,603,000	2,138,000	4,043,070	4,517,445
Mr. DuChene	1,258,000	1,892,000	3,342,256	3,592,343
Mr. Kunz	1,334,000	1,912,000	2,945,542	3,459,181

(1)
Fiscal 2010 Actual Compensation amounts taken from Summary Compensation Table.

(2)
Mr. Halla resigned as Chief Executive Officer of the Company on November 30, 2009 and as Chairman of the Company on May 30, 2010.

(3)
Mr. Macleod was appointed Chief Executive Officer on November 30, 2009. The referenced amounts were determined prior to Mr. Macleod's appointment as Chief Executive Officer of the Company.

(4)
The referenced amounts were determined in connection with Mr. Macleod's appointment as Chief Executive Officer of the Company.

        The Compensation Committee will continue to evaluate the usefulness of the 50th - 75th percentile as a reference point for compensating specific executive positions and will continue to base individual compensation decisions on the factors identified above. The 50th - 75th percentile reference is not a target or a determinant of actual executive compensation and the Committee will adjust target total compensation only where competitive, retention, performance, succession, or other market factors require.

        Actual compensation paid to an executive may be more or less than the 50th - 75th percentile reference point or the total target compensation established by the Compensation Committee for that executive. For example, aggregate fiscal 2009 total compensation was significantly below both the 50th - 75th percentile reference point and target total compensation because no incentive payments were made and performance shares earned were below targeted levels as a result of Company performance goals not being met, while aggregate fiscal 2010 total compensation exceeded the 50 - 75th percentile reference point and target compensation because incentive payments exceeded target levels as a result of Company performance goals being exceeded.

  Market data

        In defining the competitive market, the Compensation Committee considers two data sources: a peer group of semiconductor industry companies and published survey data. The Compensation Committee believes the companies identified in this data are appropriate because these companies compete with the Company for talent, face similar challenges in the semiconductor sector, are comparable to National in size, and the scope of responsibilities of the top executives is comparable to Company executives. For fiscal 2010, the peer group consisted of the following 18 companies:

  Advanced Micro Devices, Inc
  Altera Corporation
  Analog Devices, Inc.
  Atmel Corporation
  Cypress Semiconductor Corporation
  Fairchild Semiconductor International, Inc.
  International Rectifier Corporation
  Intersil Corporation
  Linear Technology Corporation
  LSI Corporation
  Marvell Technology Group Ltd.
  Maxim Integrated Products, Inc.
  Microchip Technology Incorporated
  Micron Technology Inc.
  Nvidia Corporation
  On Semiconductor Corporation
  Skyworks Solutions, Inc.
  Xilinx, Inc.

        For fiscal 2010 the Compensation Committee modified this peer group list by deleting Conexant Systems, Inc. because it was no longer comparable to National in size and by adding International Rectifier Corporation, Marvell Technology Group Ltd., Microchip Technology Incorporated and Skyworks Solutions Inc. because they are comparable to National in size and scope. No changes to this list were made for fiscal 2011.

        The specific surveys and competitive data used for fiscal 2010 are the Radford Executive Survey and the Equilar annual proxy data of 18 peer group companies. The information derived from the surveys provided the Compensation Committee with the ability to compare National to those companies with whom National competes for talent and jobs. While the Compensation Committee uses a composite of the peer group and survey data as a reference point for determining market pay levels and trends, the Compensation Committee does not set any executive's compensation based solely on the market data.

Pay Mix

        The Compensation Committee's pay for performance philosophy requires that the majority of an executive's total compensation should be at risk if performance goals are not achieved or the Company's share price does not grow over time. National does not use a formulaic approach to the mix of compensation elements between cash and equity, short-term and long-term, or fixed (salary) and at risk (incentive awards), but in general, the more senior the executive, the more pay should be at risk. The following graphics show that for fiscal 2010, 90% of the CEO's target compensation was at risk (95% in the case of Mr. Macleod after being appointed CEO), above the peer group median of 87% of CEO compensation at risk.

        (In these graphics, "STI" refers to the short term incentive and "LTI" refers to the long term incentive.)

National Semiconductor Target Pay Mix: CEO (Halla)

Peer Group Median Target Pay Mix: CEO (Halla)

National Semiconductor Target Pay Mix: CEO (Macleod)

Peer Group Median Target Pay Mix: CEO (Macleod)

        In addition, the following graphics show that for fiscal 2010, 90% of each of the CFO's target compensation was at risk while the peer group median was at 76%.

National Semiconductor Target Pay Mix: CFO

Peer Group Median Target Pay Mix: CFO

        National's emphasis on pay at risk is reflected in annual and long-term incentives that are tied to performance based metrics that cliff rather than incentives that pay out proportionately at low performance levels or solely with the passage of time. The Compensation Committee continues to review this emphasis annually.

Base Salary

        The Compensation Committee reviews executive salaries annually but does not make adjustments each year. During fiscal 2010, there were no base salary increases, except that of Mr. Macleod whose base salary was increased to $800,000 per year in connection with his appointment as Chief Executive Officer of the Company. During the fourth quarter of fiscal 2009 and the first quarter of fiscal 2010 the base salaries of all executive officers were temporarily reduced by 10% except for Brian Halla whose base salary was reduced by 25% and Donald Macleod whose base salary was reduced by 15%.

At Risk Compensation for Fiscal 2010

At Risk Compensation Element	Performance Period	Performance Measure
Executive Officer Incentive Plan	One year	Revenue
Stock options	Four-year vesting; six-year term	Value to the executive only if stock price appreciates
Performance share units	One year (and additional one-year vesting)	Full year fiscal 2010 Return on Invested Capital ("ROIC")
Performance share units	Two-year	Fiscal 2011 ROIC
  •
  Executive Officer Incentive Plan

        The Executive Officer Incentive Plan is an annual cash based incentive plan. Cash incentives are payable if pre-determined Company and individual performance goals are achieved. The Compensation Committee sets each executive's incentive opportunity as a percentage of base salary. The Compensation Committee reviews these opportunities each year based on market data and the desired pay mix.

        The Compensation Committee establishes Company and individual performance metrics for the Executive Officer Incentive Plan at the beginning of each fiscal year. A table setting forth the incentive plan Company performance metrics is set forth below:

Percentage of Incentive Plan Payout

Fiscal 2010 Performance Metric	50%	100%	150%	200%
Fiscal 2010 Revenue	$1,260M	$1,300M	$1,380M	$1,460M

        For fiscal 2010, performance at the 175% level was achieved and the commensurate percentage incentive payout was made to executive officers pursuant to the Executive Officer Incentive Plan.

        The Compensation Committee established Mr. Halla's annual incentive opportunity at 250% of salary and determined the annual incentive based on Company performance to the established Company metrics. For fiscal 2010, Mr. Halla received a bonus of $3,893,768 commensurate with the level of performance achieved. In connection with his appointment as Chief Executive Officer, the Compensation Committee established Mr. Macleod's annual incentive opportunity at 200% of base salary, the same percentage opportunity established for him prior to being appointed Chief Executive Officer.

        The chart below shows the actual incentives paid for fiscal 2010 compared to target:

Executive	Target EOIP Award		Pool Funding	Actual EOIP Award for Fiscal 2010
Mr. Halla	$2,225,000		175%	$3,893,768
Mr. Macleod	1,400,000	(1)	175%	2,450,000
Mr. Chew	637,500		175%	1,100,000
Mr. DuChene	350,000		175%	600,000
Mr. Kunz	435,500		175%	800,000

(1)
Prorated for Mr. Macleod's 2010 salary increase upon his appointment as Chief Executive Officer of the Company.

•
Long-term incentives

        The Company uses stock options and performance share units as long-term incentives for executives. The Compensation Committee emphasizes performance share units over stock options, but may use both. The Compensation Committee also does not have a formulaic approach to determining grant levels for the executives but does take into account the factors described above, including the CEO's recommendations, historical grant levels, retention concerns and the impact of the awards on the Company's usage of shares. For fiscal 2010 the Compensation Committee determined that the CEO's equity awards should be a combination of options and performance share units. The other executives also received a combination of options and performance share units. Upon his appointment as Chief Executive Officer Mr. Macleod received an award of options and restricted share units.

                Performance share units

        Performance share units are paid in Company stock (one unit is equivalent to one share); the number of units earned may vary between 0 and 150% of the target number of shares depending on how well the Company performs against the predetermined goal generally over a two-year performance period. Fiscal year 2010 marked the sixth year that the Company has aligned a portion of its long-term incentives with Company financial performance. Performance share unit targets established for the

Fiscal 2010-2011 Performance Period are shown in the Grants of Plan-Based Award Table. Actual units earned depend on the Company's achievement against the following predetermined goals:

                                  Performance period fiscal 2009-2010

        The performance share units granted for the two-year performance period fiscal 2009-2010 were tied to sustaining at least a 20% ROIC. For purposes of these metrics, ROIC is determined as operating profit before taxes, including stock compensation expenses, but excluding non-operating one time or expense items, divided by the average invested capital during the period. The percentage shares earned for performance at each of the threshold, target and outstanding levels are shown in the table below:

Measure	Threshold Level of Achievement	Target Level of Achievement	Outstanding Level of Achievement
Return on Invested Capital (ROIC)	20%	22%	24%
Percentage of shares earned	50%	100%	150%

        As a result of the economic crisis during fiscal 2009 and the resulting impact on the Company's business, ROIC performance was severely impacted. As a result, none of the shares were earned and no shares were issued.

                                  Performance period fiscal 2010-2011

        A portion of the performance units granted for the performance period fiscal 2010-2011 were tied to sustaining at least a 10% ROIC for the full fiscal year 2010 and vesting at the end of fiscal 2011. For fiscal 2010, ROIC exceeded the established metric of 10% and the Compensation Committee determined that 100% of the shares were earned subject to the additional one-year vesting requirement.

        The remaining portion of performance units granted for the two year performance period fiscal 2010-2011 are tied to sustaining at least an 18% ROIC for fiscal 2011. The percentage shares to be earned for performance at each of the threshold, target and outstanding levels are shown in the table below. For purposes of these metrics, ROIC is determined as net operating profit after taxes, divided by the average invested capital during the period.

Measure	Threshold Level of Achievement	Target Level of Achievement	Outstanding Level of Achievement
Return on Invested Capital	18%	20%	22%
Percentage of shares earned	50%	100%	150%

                Stock options

        Stock options have long been a core component of the compensation program at the Company for a broad group of employees. The Compensation Committee believes that options are an appropriate vehicle to implement the Company's pay for performance philosophy because executives benefit from options only if the Company's stock appreciates. Stock options expire six years and one day after the date of grant. Fiscal 2010 grants to the executives are shown in the Grants of Plan Based Awards Table.

Special Retention Incentive Program

        In fiscal 2009, as a result of the global economic crisis and its significant impact on the performance of the Company and its near term outlook, the Compensation Committee determined that despite management's best efforts and through no fault of management, much of the Company's near, medium and longer term incentive compensation metrics would not (and given the magnitude of the crisis, regardless of effort, action or turnaround, could not) be met and that under these circumstances the Compensation Committee's reliance on at risk compensation resulted in too significant a departure between actual and target compensation. In addition, the Compensation Committee determined that because equity incentives no longer had any value, senior management had very little incentive to remain with the Company as the economic situation improved. As a result, the Compensation Committee approved a one-time cash payment to be paid at the end of the second quarter of fiscal 2011. To receive the payment the officer must be employed by the Company on the payment date and the amount of the payment depends in part on the closing price of the Company's common stock during the immediately preceding fiscal quarter.

        The amounts payable to the Company's named executive officers under the terms of the approved retention plan are set forth below:

Estimated Retention Payment
Closing Price Per Share of Company Common Stock

	Less than $10.00	$10.01—$12.50	$12.51—$15.00	$15.01—$17.50	Greater than $17.50
Brian L. Halla	$1,500,000	$2,250,000	$3,000,000	$3,750,000	$4,500,000
Donald Macleod	1,000,000	1,500,000	2,000,000	2,500,000	3,000,000
Lewis Chew	1,000,000	1,500,000	2,000,000	2,500,000	3,000,000
Todd M. DuChene	750,000	1,125,000	1,500,000	1,875,000	2,250,000
Detlev Kunz	500,000	750,000	1,000,000	1,250,000	1,500,000

Change-of-control benefits

        Other than the change-of-control employment agreements discussed in the section of the proxy on Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control, there are no specific employment agreements with the executive officers, as executive officers serve at the pleasure of the Board of Directors.

        The change-of-control employment agreements are designed to ensure that Company stockholders receive full value for the Company in a change-of-control. The benefits and payments that the executive officers may become eligible to receive under the change-of-control agreement are intended to ensure that the management team is able to evaluate objectively whether a potential change-of-control of the Company is in the best interests of the Company and its stockholders and to ensure the continued services of the executive officers through a change-of-control transaction. The estimated amounts that may be due under the agreements in the event of a change-of-control are set forth in the section of the proxy relating to Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control.

Other benefits

        Executive officers participate in Company-wide employee benefit plans such as medical, dental, disability and 401k plans. In addition, Mr. Macleod is a participant in a life insurance program and a retiree medical program (which are discussed in the section of the proxy relating to Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control).

Stock ownership guidelines

        National has stock ownership guidelines for executive officers to ensure that they have a meaningful economic stake in the Company. The Compensation Committee reviews the guidelines regularly and monitors the executives' progress toward meeting the guidelines. Stock held directly by the officer counts toward the requirements. Unexercised stock options and shares held in the Retirement and Savings Program and Deferred Compensation Plan do not count toward satisfying the guidelines. All of National's executive officers included in the Summary Compensation Table satisfy the stock ownership guidelines (Mr. DuChene who joined the Company as an executive officer during fiscal 2008 has until 2012 to meet the applicable requirements). The guidelines and each executive's ownership are shown in the following table:

Executive	Target # of Shares	Actual Shares Owned July 30, 2010
Mr. Halla	200,000	429,632
Mr. Macleod (as CEO)	200,000	259,085
Mr. Chew	20,000	103,774
Mr. DuChene	20,000	0
Mr. Kunz	20,000	43,193

Equity grant practices

        During fiscal 2010, the Compensation Committee made equity grants to executive officers and set the performance goals for the performance share units at the meeting at which the Compensation Committee met to make its annual compensation determinations except with respect to awards made to Mr. Macleod in connection with his promotion to Chief Executive Officer.

"Clawback" policies

        Under the 2009 Incentive Award Plan (the only equity plan from which we are currently permitted to issue awards to officers and key employees) (as well as our 2007 Employees Equity Plan, 2005 Executive Officer Equity Plan and the Executive Officer Incentive Plan) the Compensation Committee may cancel any outstanding plan award (regardless of whether it is vested or deferred and including any award under those plans held by an executive) and the "clawback" provisions also may require a participant to repay any gain realized through the previous exercise of an award granted under one of these plans in the event of a participant's termination for cause; serious misconduct; or retirement and subsequent participation in any activity in competition with National. The Compensation Committee is solely responsible for determining, in good faith, whether a participant has engaged in serious misconduct or engaged in competition with the Company. The Compensation Committee believes these "clawback" provisions are appropriate in light of the significant value and importance it places on incentive and equity based compensation and its desire to ensure that all recipients of incentive and equity compensation awards abide by National's reasonable standards of conduct and refrain from competitive activity.

Tax deductibility of compensation

        The Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company's CEO or the other executive officers. This limitation does not apply to compensation that meets the requirements of "qualifying performance-based" compensation. Consistent with the emphasis on performance based compensation, the Company's policy is to qualify, to the extent deemed reasonable by the Compensation Committee, the compensation of executive officers for deductibility under the tax laws and the Company's incentive and equity plans are designed accordingly.

Compensation Consultant

        During fiscal 2010 the Compensation Committee retained Frederic W. Cook & Co. Inc. as its Compensation Consultant and to assist with executive compensation program design, calibration of the program to National's performance and the competitive market, monitor program effectiveness and provide input with respect to compensation targets and performance metrics for fiscal 2010. The Compensation Committee's Compensation Consultant attends Compensation Committee meetings, reviews compensation data and issues with the Compensation Committee and participates in discussions regarding executive compensation issues. While the Compensation Committee considers input from the Compensation Consultant, ultimately the Compensation Committee's decisions reflect many factors and considerations. Personnel in the Company's human resources department and the Senior Vice President, Human Resources at the direction of the Compensation Committee work with the Compensation Consultant so that the Compensation Consultant can develop materials, including competitive market assessments and summaries of current legal and regulatory developments, useful to the Compensation Committee in making its determinations and evaluations.

        During fiscal 2010 Frederic W. Cook & Co. Inc. received $121,184 for its services as Compensation Consultant to the Compensation Committee.

Summary

        We believe that the executive compensation program supports National's business goals and objectives and aligns executive compensation to Company performance.

Summary Compensation Table

        The following table shows information on compensation paid or accrued by National and our subsidiaries for our chief executive officer, our principal financial officer and the three other most highly compensated executive officers (collectively referred to in these compensation tables as the named executive officers) for the fiscal years ended May 30, 2010, May 31, 2009 and May 25, 2008:

Name and Principal Position	Year	Salary ($)		Stock Awards(1) ($)		Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Brian L. Halla	2010	$911,407	(6)	$3,222,500		$2,012,850	3,893,768		$20,570	$10,061,095
Former Chairman and CEO	2009	$838,658		$3,733,483	(7)	$0	$0	$—	$13,475	4,585,616
	2008	879,735		4,036,200		0	1,112,500	—	14,248	6,042,683
Donald Macleod	2010	637,212		7,413,500	(8)	3,227,811	2,450,000		43,174	13,771,697
Chairman and CEO	2009	559,154		2,764,722	(7)	0	0		24,954	3,348,830
	2008	593,077		2,883,000		0	600,000	—	29,464	4,105,541
Lewis Chew	2010	413,558		2,578,000		402,570	1,100,000		23,317	4,517,445
Senior Vice President,	2009	397,019		1,317,122	(7)	622,870	0		9,770	2,346,781
Finance and Chief Financial Officer	2008	400,000		1,153,200		901,100	300,000	—	13,836	2,768,136
Todd M. DuChene(9)	2010	333,846		2,320,300		322,056	600,000		16,141	3,592,343
Senior Vice President,	2009	341,923		781,042	(7)	280,292	0	—	14,417	1,417,674
General Counsel & Secretary	2008	137,308		0		645,410	69,038	—	7,563	859,319
Detlev Kunz	2010	314,322		1,933,500		241,542	800,000	146,524	23,243	3,459,131
Senior Vice President	2009	307,300		761,961	(7)	311,435	0	7,782	9,701	1,398,179
And General Manager, Product Group	2008	335,004		576,600		450,550	175,000	81,042	13,781	1,631,977

(1)
Except where indicated represents the grant date fair value determined in accordance with FASB ASC Topic 718 of performance share units granted during the fiscal year. The performance share units are subject to performance conditions, as described in the Compensation Discussion and Analysis. The amounts in this column do not reflect the actual value of the award to the executive, which depends solely on the achievement of specified performance objectives over the performance period.

(2)
This column represents the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 of stock options granted during the applicable fiscal year to each of the named executives. For additional information on the valuation assumptions used for the option grants, refer to note 1 of the financial statements in our Form 10-K for the fiscal year ended May 30, 2010 as filed with the SEC. See the Grants of Plans-Based Awards Table for specific information on options granted in fiscal 2010. The amounts in this column do not reflect the actual value of the award to the executive.

(3)
The column represents incentives earned under the Executive Officer Incentive Plan for the fiscal year indicated.

(4)
This column represents the aggregate change in the actuarial present value for the defined benefit pension plan made available to Mr. Kunz in connection with his prior service with our German subsidiary. Amounts are based on the exchange rate used by the Company as of the applicable financial statement reporting dates. We do not have above market or preferential earnings on our non-qualified deferred compensation plan made available to our executive officers and other highly compensated employees.

(5)
Consists of the following:
  (a)
  Contributions and allocations to defined contribution retirement plans

	2010	2009	2008
Mr. Halla	$19,869	$12,727	$13,500
Mr. Macleod	26,070	6,127	13,500
Mr. Chew	22,969	9,427	13,500
Mr. DuChene	15,854	14,123	7,269
Mr. Kunz	22,969	9,427	13,500

  (b)
  Value of life insurance premiums for term and whole life insurance

	2010	2009	2008
Mr. Halla	$701	$748	$748
Mr. Macleod	17,104	18,827	15,964
Mr. Chew	348	343	336
Mr. DuChene	287	294	294
Mr. Kunz	274	274	281

        Mr. Macleod has a whole life policy made available to executive officers under a grandfathered program; the other officers have term life insurance made available on the same terms as offered salaried employees.

        The incremental cost to the Company of perquisites in fiscal 2010, fiscal 2009 and fiscal 2008 for each of the executive officers named in the table did not exceed $10,000.

(6)
Includes $64,192 of accrued vacation benefit paid in connection with Mr. Halla's retirement.

(7)
Amounts for fiscal 2009 also include the grant date fair value determined in accordance with FASB ASC Topic 718 of the variable portion of the retention program implemented in fiscal 2009. The retention program pays a cash retention payment on or about November 30, 2010. The amount of the payment increases if the average daily closing price for the Company's Common Stock for the fiscal quarter immediately prior to the payment date is between $10.01 and $17.50 per share.

(8)
Also includes for fiscal 2010 for Mr. Macleod the grant date fair value of restricted shares granted to Mr. Macleod in connection with his appointment as CEO. The amounts in this column do not reflect the actual value of the award to the executive, which depends solely on the achievement of specified performance objectives over the performance period.

(9)
Mr. DuChene joined the Company as an executive officer on January 3, 2008.

 Grants of Plan-Based Awards

        The following table shows information concerning plan-based awards in fiscal 2010 to the named executive officers:

								All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options(2) (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards(4) ($)
										Exercise or Base Price of Option Awards(3) ($/sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian L. Halla	7/15/09(1)	$1,112,500	$2,225,000	$4,450,000							$—
	7/15/09(5)				125,000	125,000	125,000				$1,611,250
	7/15/09(6)				62,500	125,000	187,500				1,611,250
	7/15/09(2)								500,000	12.89	2,012,850
Donald Macleod	7/15/09(1)	600,000	1,200,000	2,400,000
	7/15/09(5)				125,000	125,000	125,000				1,611,250
	7/15/09(6)				62,500	125,000	187,500				1,611,250
	7/15/09(2)								230,000	12.89	925,911
	11/30/09(7)							300,000			4,191,000
	11/30/09(8)								600,000	14.60	2,301,900
Lewis Chew	7/15/09(1)	318,750	637,500	1,275,000
	7/15/09(5)				100,000	100,000	100,000				1,289,000
	7/15/09(6)				50,000	100,000	150,000				1,289,000
	7/15/09(2)								100,000	12.89	402,570
Todd M. DuChene	7/15/09(1)	175,000	350,000	700,000
	7/15/09(5)				100,000	100,000	100,000				1,289,000
	7/15/09(6)				40,000	80,000	120,000				1,031,200
	7/15/09(2)								80,000	12.89	322,056
	11/16/09(9)							22,333			0
Detlev Kunz	7/15/09(1)	217,750	435,500	871,000
	7/15/09(5)				75,000	75,000	75,000				966,750
	7/15/09(6)				37,500	75,000	112,500				966,750
	7/15/09(2)								60,000	12.89	241,542

(1)
Represents target awards set on July 15, 2009 for fiscal 2010 under the Executive Officer Incentive Plan. Target awards are specifically set based on assigned incentive levels, assuming 100% achievement of goals. Under the performance metrics set for fiscal 2010, threshold represents goal achievement at the minimum performance level (50%) and maximum represents goal achievement at the maximum performance level (200%). Actual payout for fiscal 2010 was 175% and is shown in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation."

(2)
Options granted in July of fiscal 2010 were granted under the 2005 Executive Officer Equity Plan. Options granted after September 25, 2009 were granted under the 2009 Incentive Award Plan. The assumptions used to value these specific options are: risk-free rate of return of 1.88%, dividend yield of 2.33%, term of 3.78 years and volatility factor of 46.20%. For additional information on valuation assumptions used for financial statement reporting purposes, refer to note 1 of the financial statements in our Form 10-K for the fiscal year ended May 30, 2010 as filed with the SEC. The actual value that the executive officer will receive from stock option grants will depend on the future performance of the stock and the price of the stock at the time of exercise.

(3)
As required by the terms of the plans under which the options were granted, the exercise price is the closing price of the common stock on the date of grant.

(4)
For stock awards, represents the aggregate grant date fair value for the target number of performance share units set for each named executive officer during the fiscal year. The grant date fair value used in fiscal 2010 to determine expense associated with the performance share units is the product of the number of target units set and the closing price of the stock on the date the targets were set. The actual value that the executive officer will receive depends on performance achieved during the performance cycle. For option awards, represents the aggregate grant date fair value, using the Black-Scholes option pricing model. The valuation model and assumptions are the same as we use for financial statement reporting purposes. See Notes 2 and 8.

(5)
Represents restricted stock units for the two-year cycle fiscal 2010-2011 under the 2005 Executive Officer Equity Plan. Units are payable following fiscal 2011 at 100% if fiscal 2010 ROIC performance goals and vesting requirements are met.

(6)
Represents target levels set in fiscal 2010 for performance share units for the two year cycle fiscal 2010-2011 under the 2005 Executive Officer Equity Plan. Target levels are set based on 100% achievement of goals established for fiscal 2011. Threshold represents goal achievement at the minimum performance level (50%) at which awards can be paid and maximum represents goal achievement at the maximum performance (150%) level at which awards can be paid under this plan.

(7)
Represents RSUs that vest ratably in annual increments over a four-year period from the grant date and when vested convert into shares of common stock on a one-to-one basis.

(8)
Options granted to Mr. Macleod in connection with his appointment as Chief Executive Officer. The assumptions used to value these specific options are: risk-free rate of return of 1.75%, dividend yield of 2.17%, term of 3.91 years and volatility factor of 37.80%. For additional information on valuation assumptions used for financial statement reporting purposes, refer to note 1 of the financial statements in our Form 10-K for the fiscal year ended May 30, 2010 as filed with the SEC. The actual value that the executive officer will receive from stock option grants will depend on the future performance of the stock and the price of the stock at the time of exercise.

(9)
Represents RSUs that vest ratably over a four-year period and when vested convert into shares of common stock on a one-to-one basis. These RSUs were received in exchange for stock options cancelled pursuant to the Company's underwater option exchange program approved by stockholders at the 2009 Annual Meeting of Stockholders.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows information concerning the equity awards held by the named executive officers that were outstanding as of the end of the 2010 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Brian Halla						395,000	$5,549,750
	1,200,000	0	12.975	4/17/11	(5)
	1,600,000	0	17.10	4/16/12	(5)
	500,000	0	19.10	7/13/10	(6)
	143,750	6,250	23.01	7/18/12	(6)
	400,000	0	8.025	8/6/12	(5)
	400,000	0	6.30	10/17/12	(5)
	240,000	0	6.545	2/11/13	(5)
	240,000	0	8.375	4/15/13	(5)
	0	500,000	12.89	7/15/15	(6)
Donald Macleod	600,000	0	12.975	4/17/11	(5)	660,000	9,273,000
	100,000	0	19.74	5/9/11	(6)
	200,000	0	19.10	7/13/10	(6)
	100,000	0	13.05	1/23/12	(5)
	700,000	0	17.10	4/16/12	(5)
	86,250	3,750	23.01	7/18/12	(6)
	43,750	0	8.025	8/6/12	(5)
	43,750	0	6.30	10/17/12	(5)
	50,000	0	6.545	2/11/13	(5)
	50,000	0	8.375	4/15/13	(5)
	0	230,000	12.89	7/15/15	(6)
	0	600,000	14.60	11/30/15	(6)
Lewis Chew	30,000	0	12.975	4/17/11	(5)	240,000	3,372,000
	100,000	0	13.875	6/19/11	(5)
	60,000	0	13.05	1/23/12	(5)
	360,000	0	17.10	4/16/12	(5)
	125,000	0	19.10	7/13/10	(6)
	57,500	2,500	23.01	7/18/12	(6)
	90,000	0	8.025	8/6/12	(5)
	38,000	0	6.30	10/17/12	(5)
	60,000	0	6.545	2/11/13	(5)
	80,000	0	8.375	4/15/13	(5)
	70,833	29,167	28.83	7/17/13	(6)
	45,833	54,167	20.68	7/15/14	(6)
	0	100,000	12.89	7/15/15	(6)
Detlev Kunz	20,000	0	24.52	7/19/11	(6)	175,000	2,458,750
	125,000	0	19.10	7/13/10	(6)
	225,000	0	17.10	4/16/12	(5)
	38,333	1,667	23.01	7/18/12	(6)
	18,750	0	8.025	8/6/12	(5)
	18,750	0	6.30	10/17/12	(5)
	20,000	0	6.545	2/11/13	(5)
	30,000	0	8.375	4/15/13	(5)
	35,416	14,584	28.83	7/17/13	(6)
	22,916	27,084	20.68	7/15/14	(6)
	0	60,000	12.89	7/15/15	(6)	222,333	3,123,779
Todd M. DuChene	0	80,000	12.89	7/15/15	(6)

(1)
All options that were exercisable at fiscal year end were vested at fiscal year end.

(2)
Options unexercisable at fiscal year end vest in increments. See notes (5) and (6) in the "Option Expiration Date" column for vesting detail.

(3)
Based on performance share units for which performance period was still in process at the end of fiscal 2010. The target number of shares of stock that can be awarded at the end of fiscal 2011 if target performance levels are achieved is Mr. Halla: 250,000; Mr. Macleod: 250,000; Mr. Chew: 200,000; Mr. DuChene: 180,000 and Mr. Kunz: 150,000. The remaining shares listed for Mr. Halla: 145,000, Mr. Chew: 40,000 and Mr. Kunz: 25,000 were forfeited for failure to meet the performance criteria established for the fiscal 2009-2010 two-year period that was completed at the end of fiscal 2010. In the case of Mr. Macleod and Mr. DuChene 110,000 and 20,000 shares, respectively, were forfeited for failure to meet the performance critera established for the fiscal 2009-2010 two-year period that was completed at the end of fiscal 2010. As a result no shares of common stock were issued in fiscal 2010 to each named executive officer. For Mr. Macleod, the remaining 300,000 shares represent restricted units issued at the time Mr. Macleod was appointed Chief Executive Officer of the Company on November 30, 2009 which units vest ratably in annual increments over the four-year period from the date of grant and when vested convert into shares on a one-to-one basis. For Mr. DuChene the remaining 22,333 shares represent restricted units issued in November 2009 which vest ratably in annual increments over a four-year period from the grant date. Results for one performance period are not necessarily determinative of results for future performance periods.

(4)
Based on closing price of common stock at 2010 fiscal year end of $14.05. The amounts indicated include the following amounts attributable to performance shares that were forfeited following fiscal 2010 year end and therefore will never be paid to the named executive officer: Mr. Halla: $2,037,250; Mr. Macleod: $1,545,500; Mr. Chew: $562,000; Mr. DuChene: $281,000; and Mr. Kunz: $351,250.

(5)
Twenty-five percent of the shares subject to each option grant vest one year after the date of grant, and the remainder vest twenty-five percent annually on the next three anniversaries of the grant date. These options expire ten years and one day after the date of grant.

(6)
Twenty-five percent of the shares subject to each option grant vest one year after the date of grant, and the remainder vest monthly in equal installments over the following thirty-six months. These options expire six years and one day after the date of grant.

Option Exercises and Stock Vested

        The following table shows information on options exercised during fiscal 2010 by the named executive officers and shares awarded in fiscal 2010 in payment of performance share units for the fiscal 2008-2009 performance period. Performance goals for the fiscal 2009-2010 performance period were not met and no shares were awarded for fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting (#)(3)
Brian Halla	1,000,000	$1,226,758	105,000	$1,475,250
Donald Macleod	300,000	286,644	75,000	1,053,750
Lewis Chew	90,000	158,821	30,000	421,500
Todd M. DuChene	0	0	0	0
Detlev Kunz	11,250	5,338	15,000	210,750

(1)
Represents the market value of the underlying shares on the date of exercise less the exercise price.

(2)
Represents level of performance achieved for fiscal 2008-2009 performance period and paid in fiscal 2010. The minimum threshold performance for payment of award upon the completion of the fiscal 2010 performance period for performance share units was not met. Performance goals and target awards for the fiscal 2009 and 2010 performance period were set at the beginning of fiscal 2009.

(3)
Based on the closing price of common stock at fiscal year end of $14.05.

 Pension Benefits

        The following table presents information on the pension benefits made available to one of our named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year
Detlev Kunz(1)	Pension Scheme of National Semiconductor GmbH	20	844,563	0

(1)
Mr. Kunz is a participant in the Pension Scheme of National Semiconductor GmbH offered by our German subsidiary which was Mr. Kunz's employer for 20 years. None of the other named executive officers participates in a defined benefit pension plan.

(2)
Includes credit only for years of service with our German subsidiary.

(3)
Represents the actuarial present value of the accumulated benefit in U.S. dollars, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the last completed fiscal year. For information on the assumptions used in quantifying the present value of the accumulated benefit, see the information in note 11 to the financial statements in our 2010 Form 10-K as filed with the SEC.

        In accordance with local requirements and employment practices, we maintain defined benefit pension plans at certain of our international locations, one of which is Germany. Mr. Kunz was employed by our German subsidiary for twenty years until he became Senior Vice President and General Manager, Worldwide Marketing and Sales in July 2001 (he now serves as Senior Vice President and General Manager, Product Group). Under the pension scheme of National Semiconductor GmbH (our German subsidiary), Mr. Kunz is entitled to receive an estimated annual benefit upon retirement at or after the age of 65. The formula for determining the pension benefit is the sum of 0.5% of salary up to the amount valid for calculations for the German state pension scheme and 1.5% of salary above this limit times the number of years of service. Mr. Kunz ceased to accrue credits for service or compensation upon his transfer to the United States and the pension benefit is based solely on his service to and compensation from our German subsidiary.

 Non-Qualified Deferred Compensation(1)

        The following table presents information on our Deferred Compensation Plan, which is our non-qualified plan of deferred compensation.

Name	Executive Contributions In Last FY ($)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Balance at Last FYE ($)
Brian L. Halla	0	0	$743,776	$0	$4,278,473
Donald Macleod	191,164	0	262,977	0	1,812,643
Lewis Chew	60,712	0	71,404	0	511,986
Todd M. DuChene	0	0	0	0	0
Detlev Kunz	30,648	0	13,606	0	343,717

(1)
We maintain a Deferred Compensation Plan ("DCP") for executive officers and other employees considered "highly compensated" under IRS regulations. Executive officers may defer to the DCP up to 50% of salary payments and 100% of the compensation paid under the Executive Officer Incentive Plan. DCP assets are maintained in a "rabbi trust" and the participant selects the investment options for the participant's account. The investment options are the same investment options made available to participants in our 401(k) plan. Participants may change their investment options on a daily basis. Since the participant is responsible for selecting investment options, earnings include losses as well as gains and the actual earnings will depend on the investment options and mix chosen by the participant. At the time deferral elections are made, participants choose when they wish to receive payouts of their deferrals and whether they wish to receive them in a lump sum or in annual installments of up to ten years. As a result, payouts are not limited to termination of employment. Once made, we do not allow changes in payout elections except in limited circumstances.

(2)
Executive contributions reported as compensation for fiscal 2010 in the Summary Compensation Table:

	Salary	Non-Equity Incentive Plan Compensation
Mr. Halla	$0	$0
Mr. Macleod	191,164	0
Mr. Chew	60,712	0
Mr. DuChene	0	0
Mr. Kunz	30,648	0
(3)
Represents earnings credited to the deferred compensation account of the named executive officers. Earnings (and losses) are not included in the Summary Compensation Table, as earnings are based on investment returns achieved by the investment elections made by the officer and are not above-market.

Loans

        None of the named executive officers have loans from us.

Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control

        In connection with Mr. Halla's retirement, the Company and Mr. Halla entered into a Retirement and Consulting Agreement (the "Retirement and Consulting Agreement"), dated as of October 21,

2009. In accordance with the terms of the Retirement and Consulting Agreement, Mr. Halla received his then current base salary at the rate of $890,000 per year through May 30, 2010 and remained eligible for an incentive award (subsequently determined to be $3,893,768) based on the target and performance metrics previously established by the Compensation Committee of the Board. Pursuant to the Retirement and Consulting Agreement Mr. Halla is entitled to receive a retention bonus payment on or about November 30, 2010 pursuant to the terms of the special retention bonus program established by the Compensation Committee on November 25, 2008. In addition, Mr. Halla will provide consulting services to the Company for the one-year period ending May 31, 2011 for which he will be paid an aggregate consulting fee of $890,000. The Company will also reimburse Mr. Halla for his cost to continue medical, dental and vision benefits under the Company's group plans until May 10, 2011. The Retirement and Consulting Agreement also provides that Mr. Halla will be entitled to receive the portion of his performance share units and restricted stock units with respect to the two-year performance period covering the Company's 2010 and 2011 fiscal years that are earned based on the Committee's determination of the level of achievement of the applicable performance metrics for each such performance period, without proration. Pursuant to the existing terms and conditions of the agreements evidencing options to purchase shares of the Company's common stock currently held by Mr. Halla, such options will continue to vest and the options will remain exercisable for up to five years following May 31, 2010 (or, if earlier, the end of the full term of such options). If the Company terminates Mr. Halla's employment or service for "Cause" or he resigns without "Good Reason" (each as defined in the Retirement and Consulting Agreement) prior to the end of the Consulting Period, Mr. Halla will be entitled to receive only payment of accrued but unpaid base salary or consulting fees, accrued but unpaid vacation, and any other payments required by applicable law. However, Mr. Halla will continue to be entitled to receive the compensation and benefits pursuant to the Retirement and Consulting Agreement, as described above, if prior to the end of the Consulting Period, his employment or service terminates due to his death or disability, a termination by the Company without Cause, or a resignation for Good Reason.

        Except for the Retirement and Consulting Agreement and the change-of-control employment agreements described below, we do not have specific employment agreements with our named executive officers. Following is information on benefits made available to our named executive officers upon termination of employment, including termination of employment in the event of a change-of-control. Excluded from this discussion is information on benefits and arrangements that do not discriminate in scope and terms of operation in favor of our named executive officers and that are available generally to all salaried employees.

•
Usual Benefits Upon Termination other than for cause

        When employment of a named executive officer is terminated in a situation that does not involve a change-of-control, the officer is entitled to receive the same benefits as any other terminated employee. Any other benefits, including perquisites, would be subject to specific negotiation between National and the executive officer at the time of termination. Following is information on the additional benefits available to executive officers upon termination:

  Deferred Compensation Plan (DCP) Accounts

        As noted in the Table on Non-Qualified Deferred Compensation, the DCP is our non tax qualified defined contribution plan which allows officers and other employees defined as "highly compensated" by the IRS to defer salary and incentive payments. The total amount of the DCP account at the time of termination will be dependent on the performance of the investments, as well as the amounts of salary and incentive payments that the participant has deferred. The DCP also contains amounts previously contributed by National to the profit sharing plan that were in excess of IRS limitations for tax qualified plans. Like all other DCP participants, at the time of termination, the named executive officer will begin receiving payments of the officer's DCP account balance. At the time a participant makes an election to defer salary and/or incentive payment to the DCP, the participant chooses whether to take the deferral in a lump sum or in equal annual installments of up to ten years, so the timing of the actual payout of the DCP account will depend on the selections the participant has previously made. If the named executive officers had terminated at the end of fiscal 2010 and each had elected to receive the entire DCP account balances upon termination, they would have been entitled to receive the following amounts: Mr. Halla: $4,278,473; Mr. Macleod: $1,812,643; Mr. Chew: $511,986; Mr. DuChene: $0; and Mr. Kunz: $343,717. As a result of Internal Revenue Code requirements, payments of the DCP accounts to the named executive officers cannot begin until six months after employment has ended.

  Other Benefits

        Under a preferred life insurance program previously made available to executive officers under a grandfathered program, Mr. Macleod has a whole life insurance policy for which National pays part of the premium. Upon termination for any reason, National will no longer pay any part of the premium but Mr. Macleod will be able to maintain coverage at his own expense.

•
Benefits Upon Termination by Reason of Retirement

        We have the following additional benefits that are available if employment is terminated by reason of retirement:

  Stock Options

        If any employee (including an executive officer) who has been granted stock options retires, the options granted to the employee will continue to vest and the employee will have up to five years after termination to exercise the option. For these purposes, we define retirement as:

  •
  Having reached age sixty-five; or

  •
  Having reached age fifty-five and having at least 10 years of service to the Company and its subsidiaries.

For the 2009 Incentive Award Plan retirement is defined simply as having reached age fifty-five and having at least 10 years of service to the Company and its subsidiaries.

        The employee is also required to certify that the employee does not intend to engage in full time employment. If the employee subsequently becomes employed by a competitor of National, the option will immediately terminate.

        In order to be eligible for retirement treatment of the option grant, the employee has to have been employed by National for at least six months after the option was granted. The option will expire upon the earlier of five years from the retirement date or the original option expiration date. At the end of fiscal 2010, Mr. Halla was entitled to retirement treatment for his options and each of Messrs. Macleod and Kunz would have been eligible for retirement treatment for their options by reason of their combined age and service years. Information on options vested at fiscal year end that these officers could exercise in the five year retirement period (assuming exercise prior to expiration of the option) is shown in the Table on Outstanding Equity Awards at Fiscal Year End. If each of these named executive officers had retired at the end of fiscal 2010, complied with all the retirement conditions, exercised the options under the retirement provisions and sold the underlying stock at $14.05, the closing price of Company common stock at our fiscal year end, the net amount that each officer would receive after the five-year period for the additional options that would vest over the five-year period would be: Mr. Halla: $580,000; Mr. Macleod: $266,800; and Mr. Kunz: $69,600. The actual amount that would be received over the five-year period will depend on the price of the stock on the date of exercise. Neither Mr. Chew nor Mr. DuChene has satisfied the retirement age and/or service requirements and accordingly, neither is eligible for retirement treatment of his respective stock options.

  Performance Share Units

        We have set target awards of performance share units for the named executive officers. The performance period is generally two years. If the executive officer retires during a performance period, the Compensation Committee at its discretion may provide the officer an award reflecting his performance and actual period of full time employment during the performance period. However, since performance cannot be measured until the performance period is completed, the award would not be paid until that time. If a retired executive officer who has received the payout of a performance share unit award subsequently becomes employed by or provides services to a competitor, the executive officer must repay the award amount to National. Using the performance share unit targets set in fiscal 2010 for the performance period that is still in progress and assuming performance is at the target level and the named executive officer retired at the end of fiscal 2010 halfway through the performance period, the value of the shares that would be awarded to the retired executive officers (using the closing price of Company common stock at 2010 fiscal year end of $14.05) would be: Mr. Macleod: $1,756,250; and Mr. Kunz: $1,053,750. As described above, neither Mr. Chew nor Mr. DuChene is eligible for retirement treatment for his respective performance share units.

        In the case of Mr. Halla pursuant to the Retirement and Consulting Agreement described at pages 40-41, Mr. Halla is entitled to receive the portion of his performance share units that are earned for the period fiscal 2010-2011 as determined by the Committee without proration. Assuming performance is at the target level and using the closing price of Company common stock at 2010 fiscal year end of $14.05 the value of the shares awarded to Mr. Halla would be $3,512,500.

  Incentive Payment

        Under the terms of the Executive Officer Incentive Plan, executive officers who retire during a fiscal year are entitled to a proportionate payment of their incentive payment earned based on performance during the fiscal year. If the executive officer retires after the fiscal year ends but before the incentive payment amounts are approved by the Compensation Committee, the officer will receive the payment of the full incentive based on the officer's performance as determined by the Compensation Committee. These same retirement terms apply under our Employee Variable Pay Plan which is made available to key employees who are not executive officers. The incentive payments actually made for fiscal 2010 are shown in the Summary Compensation Table. If any of the executive officers had retired before the end of fiscal 2010, the incentive payment would have been prorated to reflect the period of employment during the fiscal year.

  Medical Benefits

        Under a program previously made available to executive officers under a grandfathered program, Mr. Macleod is eligible to receive medical and dental coverage upon retirement from National. Retirement for these purposes is defined the same way as it is defined for stock options and performance share units. He will be required to pay the same amount that employees are charged for the coverage and the medical and dental benefits will be the same as those provided to employees. None of the other named executive officers is eligible to receive medical and dental benefits upon retirement, and we do not offer retirement medical or dental coverage to our general employee population (except as described above with respect to Mr. Halla's Retirement and Consulting Agreement, pursuant to which we will reimburse Mr. Halla for his cost to continue medical, dental and vision benefits under the Company's group plans until May 10, 2011, which has an estimated value of $31,611. If Mr. Macleod had retired at the end of fiscal 2010, the amount we estimate we would pay for the coverage for the first year of his retirement is $43,542. This is based on Mr. Macleod's age, the age of his spouse, and the rates paid by National during fiscal 2010.

  Defined Benefit Pension Plan

        Mr. Kunz is eligible to receive a pension payment upon his retirement. The pension benefit is from a defined benefit plan maintained by our German subsidiary which was Mr. Kunz's employer before he transferred to the United States. For more information on the amounts Mr. Kunz would receive for the pension benefit, see the information provided in the Table on Pension Benefits. None of our other named executive officers is eligible to receive such a pension benefit.

•    Benefits Upon Termination by Disability or Death

        In cases of termination of employment as a result of disability or death, we have essentially the same treatment for stock options and incentive payments as is available upon retirement. We have an executive long term disability program which is paid for by the executive officer. If the employment of any of our named executive officers had been terminated at the end of fiscal 2010 by reason of disability, they each would have received the following monthly disability benefit: Mr. Halla: $20,000; Mr. Macleod: $20,000; Mr. Chew: $0; Mr. DuChene: $0; and Mr. Kunz: $16,750. The duration of the monthly disability benefit will depend on the age of the named executive officer at the time the benefit began to be paid. Except for the life insurance benefit described below offered to Mr. Macleod, life insurance benefits payable upon termination of employment by death and other disability benefits paid upon termination of employment by reason of disability are offered under the same plans available to salaried employees and these plans do not discriminate in favor of the executive officers. Under the preferred life insurance program previously made available to executive officers under a grandfathered program, Mr. Macleod has an individually owned life insurance policy for which Mr. Macleod and the Company each pay a portion of the cost. Under this life insurance policy, if Mr. Macleod's employment had terminated by reason of death at the end of fiscal 2010, the life insurance benefit paid would have been $1,500,000.

•    Change-of-Control

        We currently have change-of-control employment agreements with each of the named executive officers (other than Mr. Halla). The agreements provide for continued employment of the officer for a period of three years in the event of a change-of-control of National. A change-of-control is defined as:

  •
  the acquisition by a third party of more than 20% (50% in the case of Mr. DuChene) of National's outstanding stock;

  •
  the composition of the majority of the Board of Directors changes (without the approval of the existing Board of Directors);

  •
  a reorganization, merger, consolidation or sale of substantially all the Company's assets (subject to certain limitations); or

  •
  a complete liquidation or dissolution of the Company approved by the stockholders of the Company.

        The agreement requires National to employ the officer for three years following the change-of-control. The employment terms and compensation during the three year employment period must be the same as prior to the change-of-control. If, during the three year period after the change-of-control, the officer's employment is terminated for reasons other than cause, death or disability or if the officer terminates employment for good reason (as defined in the change-of-control agreement), the officer will receive a lump sum cash payment consisting of:

  •
  Base salary not yet paid through the date of termination;

  •
  A bonus based on the higher of the officer's most recent annual bonus or the bonus for the prior fiscal year, (in either case, the bonus has to be at least as great as the largest bonus paid in the three year period prior to the change-of-control), pro-rated to reflect the actual period of employment during the fiscal year in which termination occurs. This bonus is referred to as the "highest annual bonus" except that in the case of Mr. DuChene such bonus shall be at least equal to his target bonus;

  •
  The product of 2.99 times the sum of the officer's annual base salary and the highest annual bonus (2 times the sum of the officer's annual base salary and target bonus in the case of Mr. DuChene); and

  •
  Any unpaid deferred compensation and vacation pay.

        In addition, the officer will receive outplacement services, benefits otherwise available under any other plan (such as our Retirement and Savings Program), and continued health and welfare benefits for the officer and his dependents for a period of three years (except that in the case of Mr. DuChene he will receive $75,000 and reasonable assistance in finding replacement medical and dental coverage). The officer is also entitled to receive a gross-up amount to compensate the officer for any golden parachute excise taxes imposed by the Internal Revenue Code. (There is an exception when the payments under the agreement are less than 110% of the applicable payment limit for purposes of calculating the excise tax; in such case, the officer's payments are reduced so the limit is not exceeded and, as a result, there is no golden parachute excise tax.) The officer (other than Mr. DuChene) may make an independent election to terminate employment one year after the change-of-control.

        For purposes of estimating the value of payments that may be subject to excise tax on golden parachutes, we have estimated that the outplacement services provided for under the change-of-control agreement would cost $16,000 per officer. In addition, we estimate our cost to fund the 401(k) plan match in our Retirement and Savings Program and to provide health and welfare benefits for three years for each of the named executive officers, assuming the maximum 401(k) plan match for each officer and taking into account the current benefit elections made by each officer, as follows: Mr. Macleod: $198,488; Mr. Chew: $116,091; Mr. DuChene: $96,768; and Mr. Kunz: $129,037. Mr. Halla does not have a change-of-control agreement. We have not included these amounts in the chart as payments due the officer, since these amounts represent our estimated costs to continue the 401(k) plan match and to provide the health and welfare benefits and are not payments the officer will actually receive.

Estimated Amounts Due Under Change-of-Control Agreements

	Payments Officer Entitled to Regardless of Change-of-Control Agreement			Additional Payments due under Change-of-Control Agreement
Name	Salary not yet paid	DCP Account Balance(1)	Accrued Vacation	"Highest Annual Bonus"	Severance Payment 2.99 × (salary plus highest annual bonus)		Estimated IRS Gross-Up Amount(2)	Total
Brian L. Halla	$0	4,278,473	0	NA	NA		0	4,278,473
Donald Macleod	15,385	1,812,643	76,412	2,450,000	9,717,500		0	14,071,940
Lewis Chew	8,173	511,986	38,199	1,100,000	4,559,750		0	6,218,108
Todd M. DuChene	6,731	0	13,810	600,000	1,400,000	(3)	1,357,780	3,378,321
Detlev Kunz	6,442	343,717	52,106	800,000	3,393,650		0	4,595,915

(1)
The DCP account represents salary and bonus previously deferred by the officer plus earnings based on the performance of investment options offered by the DCP and selected by the officer. DCP amounts cannot be paid until at least six months after termination of employment. Timing of payments will depend on elections made by the officer at the time of deferral.

(2)
For calculating the IRS gross-up amounts, we take into account the officer's earnings from the Company for the prior five years. We include the change-of-control bonus (to the extent it exceeds the actual incentive bonus earned in the fiscal year), the severance payment, valuations of unvested stock options that become vested upon a change-of-control (using the fiscal 2010 year end closing stock price), valuations of performance share units that become vested upon a change-of-control (again using the fiscal 2010 year end closing stock price), our estimated cost to provide a 401(k) plan match and health and welfare benefits for three years, and our estimated cost to provide out-placement services. Whether the officer will receive a gross-up amount will depend primarily on the officer's earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred to the DCP.

(3)
Mr. DuChene's change-of-control agreement provides for payment of two times salary and target bonus.

        Outstanding awards under our previously approved equity plans will become fully vested and exercisable immediately prior to a change in control, and will not automatically terminate in the event of a change in control. A "change in control" generally means a sale or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, as well as certain transactions in which a person (or group of persons) acquires more than 50% of our voting power and certain changes in the composition of our Board over a period of 24 months. In the event of a change in control, any surviving corporation or acquiring corporation may either assume or continue outstanding awards or substitute similar awards.

        However, with respect to awards granted under our 2009 Incentive Award Plan, the acceleration of vesting will occur if, within 12 months after a change in control in which awards are assumed or substituted, either the surviving or acquiring corporation terminates holder's employment or service without cause, or the holder voluntarily terminates his or her employment for good reason. In the table below, we have set forth the value of the unvested options that would become exercisable upon the change-of-control, as well as the value of shares of stock the officer would receive in payment for the performance share units for the performance period in progress upon the change-of-control.

Name	In-the-money Amount of Options Accelerated Upon Change-of-Control(1)	Value of Shares Received for Performance Share Units Vested Upon Change-of-Control(2)
Brian L. Halla	$580,000	$3,512,500
Donald Macleod	266,800	7,727,500
Lewis Chew	116,000	2,810,000
Todd M. DuChene	92,800	2,842,779
Detlev Kunz	69,600	2,107,500

(1)
Represents difference between $14.05, the market closing price at fiscal year end, and the exercise price of all options accelerated upon change-of-control.

(2)
Represents value at 2010 fiscal year end, based on the market closing price at fiscal year end, of shares that would be received in payment of performance share units for performance period still in progress at the end of the 2010 fiscal year, the vesting of which would be accelerated upon a change-of-control. Does not include amounts for performance shares for the fiscal 2009-2010 period that were forfeited. See "Outstanding Equity Awards at Fiscal Year-End" p 37-38.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors has provided the following report:

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, the Company's Annual Report on Form 10-K for the fiscal year ended May 30, 2010.

Robert J. Frankenberg—Chairman
Modesto A. Maidique	Steven R. Appleton	Edward R. McCracken

        Notwithstanding anything to the contrary stated in anything we have previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this proxy statement), the Report of the Compensation Committee and the Report of the Audit Committee shall not be incorporated by reference into such filings; nor shall the reports be incorporated by reference into future filings.

OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING

        Our common stock is our only class of voting capital stock, and it is traded on the New York Stock Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on July 30, 2010. At the close of business on that date, we had issued and outstanding 239,551,188 shares of common stock, and the closing price of the common stock as reported by the New York Stock Exchange was $13.80.

        Each holder of common stock is entitled to one vote for each share held. The holders of a majority of the issued and outstanding shares of the common stock must be present, in person or by proxy, to constitute a quorum at the 2010 annual meeting of stockholders. Shares that are voted "for," "against," or "abstain" are treated as being present at the meeting for purposes of establishing a quorum. Broker non-votes (shares held by banks and brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) also count for determining a quorum. As provided by our By-Laws, for the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of votes cast with respect to that director. A majority of votes cast means that the number of shares voted "for" a director must exceed the number of votes cast "against" the director. If the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. Shares not present at the meeting and shares voting "abstain" have no effect on the election of directors. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is necessary for approval of the proposal to ratify the appointment of the independent auditors. For this proposal, abstentions are treated as shares present in person or represented by proxy and entitled to vote, so abstaining has the same effect as a negative vote. Under the rules of the New York Stock Exchange, banks and brokers that have not received voting instructions from their clients may not vote their clients' shares on the election of directors, so it is very important that you instruct your bank or broker how to vote on this proposal. Broker non-votes will not be counted for any purpose in determining the outcome of the election of directors. Banks and brokers have discretionary authority to vote their clients' shares on the proposal ratifying the independent auditors if they have not received voting instructions from their clients, and therefore broker non-votes will have no effect on the outcome of the ratification of the independent auditors.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table shows the beneficial ownership of more than 5% of National's outstanding common stock as of July 30, 2010 as reported to the SEC by such beneficial owners:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc	24,016,364	(1)	10.03%
100 E. Pratt Street
Baltimore, Maryland 21202
Relational Investors, LLC	23,343,433	(2)	9.74%
12400 High Bluff Drive, Suite 600
San Diego, CA 92130
FMR LLC.	15,058,227	(3)	6.29%
82 Devonshire Street
Boston, MA 02109
JP Morgan Chase & Co.	14,315,599	(4)	5.98%
270 Park Avenue
New York, New York 10017
BlackRock, Inc	12,022,012	(5)	5.02%
40 East 52nd Street
New York, New York 10022

(1)
Includes 4,966,793 shares of which T. Rowe Price Associates, Inc. ("T. Rowe Price") has sole voting power and 24,016,364 shares of which T. Rowe Price has sole dispositive power. The information concerning shares owned is from a Schedule 13G/A dated February 28, 2010, filed with the SEC on March 10, 2010 by T. Rowe Price.

(2)
Includes 23,343,433 shares of which Relational Investors, LLC ("RILLC") has sole voting and dispositive power. The information concerning shares owned is from a Form 13F for the quarter ended March 31, 2010 filed with the SEC on May 13, 2010 by Relational Investors as general partner of Relational Investors, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P., Relational Partners, L.P., RH Fund 1, L.P., RH Fund 4, L.P., RH Fund 6, L.P., RH Fund 7, L.P., Relational Investors VIII, L.P., Relational Investors IX, L.P., Relational Investors XV, L.P. and Relational Investors XVI, L.P. and as sole managing member of Relational Investors III, L.P, and Relational Investors X, L.P.

(3)
Includes 108,216 shares of which FMR LLC has sole voting power and 15,058,227 shares of which FMR LLC has sole dispositive power. The information concerning shares owned is from a Schedule 13G/A dated July 7, 2010, filed with the SEC on July 9, 2010 jointly by FMR LLC on behalf of itself, its subsidiaries Fidelity Management & Research Company, Strategic Advisers, Inc., and Pyramis Global Advisers Trust Company and Edward C. Johnson 3d. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, own 49% of the Series B voting common shares of FMR LLC. Shares owned include shares owned by Fidelity International Limited, 47% of which is owned by a partnership controlled by Edward C. Johnson 3rd and members of his family.

(4)
Includes 10,089,215 shares of which JP Morgan Chase & Co. ("JP Morgan") has sole voting power; 310,524 shares of which JP Morgan has shared voting power; and 13,873,377 shares of which JP Morgan has sole dispositive power and 435,272 shares of which JP Morgan has shared dispositive power. The information concerning shares owned is from a Schedule 13G dated

  December 31, 2009, filed with the SEC on February 2, 2010 by JP Morgan and its wholly owned subsidiaries JP Morgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., JP Morgan Asset Management (U.K.) Ltd., JP Morgan Investement Advisors Inc., J.P. Morgan Trust Company of Delaware.

(5)
Includes 12,022,012 shares of which BlackRock, Inc. ("BlackRock") has sole voting power and sole dispositive power. The information concerning shares owned is from a Schedule 13G dated January 20, 2010, filed with the SEC on January 29, 2010 by BlackRock.

 STOCKHOLDER PROPOSALS

        In order to be included in next year's Company proxy statement and proxy card to be used in connection with our 2011 annual meeting of stockholders, stockholder proposals must be received in writing by us no later than April 13, 2011. Any proposal received after April 13, 2011 will be considered untimely. The proposals must also comply with applicable law and regulations and should be directed to our Secretary at the following address: Secretary, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, M/S G3-135, Santa Clara, CA 95052-8090. In addition, our By-Laws contain certain procedures that a stockholder must follow to nominate a person for election as a director or present a proposal for action at our annual meeting of stockholders. The procedures set forth in our By-Laws are separate and apart from the applicable law and regulations noted above that a stockholder must meet in order to have a proposal included in our proxy statement. In general, our By-Laws provide that items of business to be brought before an annual meeting of stockholders must include specified information and be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days or more than 150 days prior to the one-year anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 120 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the 120th day prior to such annual meeting and not earlier than the 150th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In the case of our 2011 annual meeting, this advance notice must be received no earlier than April 27, 2011, or later than May 27, 2011, assuming the date of the 2011 annual meeting occurs within 30 days before or 120 days after the anniversary date of the 2010 annual meeting. We will have discretionary authority to vote on any stockholder proposals presented at our 2011 annual meeting that do not comply with these notice requirements.

ANNUAL REPORT

        The annual report on Form 10-K for our fiscal year ended May 30, 2010 is provided to you as part of our proxy materials. You should read this report carefully for financial and other information about National. However, unless sections from the annual report are specifically incorporated in this proxy statement, they are not to be considered part of the proxy soliciting material.

FORM 10-K

        We will provide free of charge via first class mail to any person who receives this proxy statement a written copy of our annual report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). In order to receive it, please send your written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090; telephone number (408) 721-5800. You may also obtain a copy of our Form 10-K, as well as other reports we have filed with the SEC, on our website located at http://www.national.com/analog/invest. As noted earlier, all proxy materials are also available at www.edocumentview.com/nsm.

 KEEP YOUR ADDRESS CURRENT

        It is important that you keep our transfer agent, Computershare Trust Company, N.A., informed of your current address. The escheat laws are being increasingly enforced by many states. This has forced us to report to a number of states the names of stockholders whose mailings have been returned to us as undeliverable. Once your name has been reported to the state, your shares can be "sold" by the state (even if the state does not have physical possession of your stock certificate) and you must go to the state to retrieve the value of your shares. Computershare Trust Company, N.A.'s address is

Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, phone number: 1-877-498-8865; web address: http://www.computershare.com/investor.

INCORPORATION BY REFERENCE

        As provided by Schedule 14A under the Securities Exchange Act of 1934, the section entitled "Executive Officers of the Registrant" from Part I of our Annual Report on Form 10-K for the fiscal year ended May 30, 2010 is incorporated by reference.

OTHER MATTERS

        We do not know of any other matters that will be brought before the meeting. If any other matters are properly brought before the meeting, however, the individuals named in the proxy card will use their best judgment to vote proxies given to them.

        Whether or not you plan to attend the meeting, please provide your proxy as soon as possible either by telephone, the Internet, or by signing, dating and returning the proxy card in the postage paid envelope provided to you with written proxy materials.

TODD M. DuCHENE Senior Vice President, General Counsel and Secretary

August 11, 2010

September 24, 2010, 10:00 a.m. Pacific Time Building E National Semiconductor Corporation 2900 Semiconductor Drive, Santa Clara, California 95052 Proxy Solicited by Board of Directors for Annual Meeting of Stockholders—September 24, 2010 The undersigned acknowledges receipt of (a) Notice of 2010 Annual Meeting of Stockholders of National Semiconductor Corporation to be held on September 24, 2010; (b) accompanying Proxy Statement; and (c) Annual Report on Form 10-K of National Semiconductor Corporation for the fiscal year ended May 30, 2010. Donald Macleod and Todd M. DuChene, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of National Semiconductor Corporation to be held on September 24, 2010 or at any postponement or adjournment thereof. If applicable, the undersigned hereby directs the trustees and fiduciaries of the employee benefit plans shown on this card to vote the shares of common stock allocated to the account of the undersigned which the undersigned is entitled to vote at said Annual Meeting. Shares represented by this Proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the nominees listed in item 1 (Election of Directors) and FOR item 2 (Ratification of Selection of Independent Auditors). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. For participants in the National Semiconductor Corporation Retirement and Savings Program and Deferred Compensation Plan: All shares credited to your Profit Sharing Plan and the NSC Stock Fund of both the Savings Plus 401(k) Plan and the Deferred Compensation Plan will be voted as you direct unless we have not received your instructions, in which case they will be voted in the same proportion as shares as to which voting instructions have been received from other participants. Shares credited to you under the Stock Bonus Plan cannot be voted unless we receive your instructions. (Continued and to be voted on reverse side.) If you vote by telephone or the Internet, please DO NOT mail back this proxy card. . Proxy — National Semiconductor Corporation IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 24, 2010: THE PROXY STATEMENT, FORM OF PROXY AND OUR 2010 ANNUAL REPORT TO STOCKHOLDERS (WHICH INCLUDES OUR ANNUAL REPORT ON FORM 10-K) ARE AVAILABLE AT WWW.EDOCUMENTVIEW.COM/NSM. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

<STOCK#> Vote by Internet • Log on to the Internet and go to www.envisionreports.com/nsm • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. 01 - William J. Amelio 04 - Richard J. Danzig 07 - Edward R. McCracken 02 - Steven R. Appleton 05 - Robert J. Frankenberg 08 - Roderick C. McGeary 03 - Gary P. Arnold 06 - Donald Macleod 09 - William E. Mitchell 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 017GDD 9 1 A M + Annual Meeting Proxy Card Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. For Against Abstain 2. Ratification of the appointment of KPMG LLP as the independent auditors of the Company. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. B Non-Voting Items Change of Address — Please print new address below. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 6 0 4 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 10:00 a.m. Pacific Time, on September 24, 2010.